Exhibit 4.1

Execution Version

AGREEMENT AND PLAN OF MERGER

dated as of

October 7, 2018

by and among

NAVIOS MARITIME ACQUISITION CORPORATION,

NMA SUB LLC,

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.,

and

NAVIOS MARITIME MIDSTREAM PARTNERS GP LLC

i

ii

SECTION 7.7	Survival	48
SECTION 7.8	Enforcement of this Agreement	48
SECTION 7.9	No Waiver Relating to Claims for Fraud/Willful Misconduct	48

ARTICLE VIII.
MISCELLANEOUS

SECTION 8.1	Notices	49
SECTION 8.2	Governing Law; Jurisdiction; Waiver of Jury Trial	50
SECTION 8.3	Entire Agreement; Amendments, Consents and Waivers	50
SECTION 8.4	Binding Effect; No Third-Party Beneficiaries; and Assignment	51
SECTION 8.5	Severability	52
SECTION 8.6	Counterparts	52
EXHIBIT A	Certificate of Designation
EXHIBIT B	Amendment to NAP Partnership Agreement

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 7, 2018 (the “Execution Date”), is entered into by and among Navios Maritime Acquisition Corporation, a Republic of the Marshall Islands corporation (“Parent”), NMA Sub LLC, a Republic of the Marshall Islands limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), Navios Maritime Midstream Partners L.P., a Republic of the Marshall Islands limited partnership (“NAP”), and Navios Maritime Midstream Partners GP LLC, a Republic of the Marshall Islands limited liability company and the general partner of NAP (“NAP General Partner”).

WITNESSETH:

WHEREAS, Parent and NAP desire to combine their businesses on the terms and conditions set forth in this Agreement;

WHEREAS, at a meeting duly called and held, the NAP Conflicts Committee, by unanimous vote, in good faith (a) determined that this Agreement and the transactions contemplated hereby are in the best interest of NAP and the Holders of NAP Public Units, (b) approved this Agreement and the transactions contemplated hereby, including the Merger (the foregoing constituting the NAP Special Approval), (c) resolved to recommend to the NAP Board the approval of this Agreement and the consummation of the transactions contemplated hereby, including the Merger (such recommendation, the “NAP Conflicts Committee Recommendation”), and (d) resolved to recommend, and to direct the NAP Board to recommend, the approval of this Agreement and the Merger, by the Holders of NAP Common Units;

WHEREAS, at a meeting duly called and held, upon the receipt of the recommendation of the NAP Conflicts Committee, the NAP Board, by unanimous vote, (a) determined that this Agreement and the transactions contemplated hereby are in the best interest of NAP and the Holders of NAP Public Units, (b) approved this Agreement and the transactions contemplated hereby, including the Merger, and (c) directed that this Agreement be submitted to a vote of the Holders of NAP Common Units by written consent pursuant to Section 13.11 and Section 14.3 of the NAP Partnership Agreement and recommended the approval of this Agreement and the transactions contemplated hereby, including the Merger, by the Holders of NAP Common Units (such recommendation, the “NAP Board Recommendation”);

WHEREAS, the NAP General Partner has consented to this Agreement and the transactions contemplated hereby, including the Merger, in accordance with Section 14.2 of the NAP Partnership Agreement;

WHEREAS, at a meeting duly called and held, the Board of Directors of Parent, by unanimous vote, (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Parent and its stockholders, (b) approved and declared advisable this Agreement, the issuance of shares of common stock of Parent, par value $0.0001 per share (“Parent Common Stock”) and the designation and issuance of shares of Series E Convertible Preferred Stock of Parent, par value $0.0001 per share (“Parent Series E Preferred Stock,” and together with Parent Common Stock, “Parent Issued Stock”), in each case in connection with the Merger (the “Parent Stock Issuance”), and (c) approved and declared advisable an amendment to the Articles of Incorporation of Parent providing for a reverse stock split in respect of all issued and outstanding shares of Parent Common Stock (such reverse stock split, the “Parent Reverse Stock Split”) and has directed that the Parent Reverse Stock Split be submitted to a vote of the holders of Parent Common Stock;

WHEREAS, Parent, as the sole member of Merger Sub, has approved this Agreement and approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger, on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, for U.S. federal income Tax purposes, the parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code and for Parent to be treated as a corporation under Section 367(a) of the Code with respect to each transfer of property thereto in connection with the Merger (other than a transfer by a shareholder that is a U.S. person and that holds 5% or more of Parent (within the meaning of Treasury Regulation Section 1.367(a)-3(b)(1)(i)) immediately following the Merger that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulation Section 1.367(a)-8(c)) (the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.1 Definitions. In this Agreement, unless the context otherwise requires, the following terms shall have the following meanings respectively:

“Affiliate” has the meaning set forth in Rule 405 of the rules and regulations under the Securities Act, unless otherwise expressly stated herein; provided, however, that prior to the Closing (i) with respect to the Parent Group Entities, the term “Affiliate” shall exclude each of the NAP Group Entities, and (ii) with respect to the NAP Group Entities, the term “Affiliate” shall exclude each of the Parent Group Entities.

“Agreement” has the meaning set forth in the Preamble.

“Amended NAP Partnership Agreement” has the meaning set forth in Section 2.1(d).

“Book-Entry NAP Common Units” has the meaning set forth in Section 2.1(c)(ii).

“Business Day” means any day on which commercial banks are generally open for business in New York, New York other than a Saturday, a Sunday or a day observed as a holiday in New York, New York under the Laws of the State of New York or the federal Laws of the United States of America.

“Certificate of Designation” has the meaning set forth in Section 2.1(b)(ii).

“Certificate of Merger” has the meaning set forth in Section 2.1(b)(i).

“Closing” has the meaning set forth in Section 2.1(a).

“Closing Date” has the meaning set forth in Section 2.1(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock Election” has the meaning set forth in Section 2.1(c)(i)(A).

“Common Stock Election Consideration” has the meaning set forth in Section 2.1(c)(i)(A).

“Common Stock Election Threshold” means eighty (80%) percent or more of the NAP Public Units outstanding as of 5:00 P.M. New York City time on the last Business Day prior to the Closing Date shall have been Elected (or deemed to have been Elected pursuant to the final sentence of Section 2.3(c)) to receive Common Stock Election Consideration.

“Common Stock Election Total” has the meaning set forth in Section 2.3(c).

“Common Stock Election Unit” has the meaning set forth in Section 2.3(c).

“D&O Insurance” has the meaning set forth in Section 5.8(b).

“Effective Time” has the meaning set forth in Section 2.1(b)(i).

“Elect” has the meaning set forth in Section 2.3(c).

“Election” has the meaning set forth in Section 2.3(c).

“Election Deadline” has the meaning set forth in Section 2.3(d).

“Election Form” has the meaning set forth in Section 2.3(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 2.2(a).

“Exchange Fund” has the meaning set forth in Section 2.2(a).

“Execution Date” has the meaning set forth in the Preamble.

“GAAP” has the meaning set forth in Section 1.2.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation or formation, bylaws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement, operating agreement, unanimous equityholder agreement or declaration or other similar governing documents of such Person.

“Governmental Entity” means any federal, state, tribal, provincial, municipal, foreign or other government, governmental court, department, commission, board, bureau, regulatory or administrative agency or instrumentality.

“Holders” means, when used with reference to shares of the Parent Issued Stock or the NAP Common Units, the holders of such shares or units shown from time to time in the registers maintained by or on behalf of Parent or NAP, respectively.

“Intended Tax Treatment” has the meaning set forth in the Preamble.

“Late Election Time” has the meaning set forth in Section 2.3(d).

“Latest NAP Quarter 6-K” has the meaning set forth in Section 3.6(a).

“Latest Parent Quarter 6-K” has the meaning set forth in Section 4.6(a).

“Laws” means all statutes, regulations, codes, tariffs, ordinances, decisions, administrative interpretations, writs, injunctions, stipulations, statutory rules, orders, judgments, decrees and terms and conditions of any grant of approval, permission, authority, permit or license of any court, Governmental Entity, statutory body or self-regulatory authority (including the NYSE).

“Letter of Transmittal” has the meaning set forth in Section 2.2(b).

“Liens” means any mortgage, restriction (including restrictions on transfer), deed of trust, lien, security interest, preemptive right, option, right of first offer or refusal, lease or sublease, claim, pledge, conditional sales contract, charge, encroachment or encumbrance.

“Marshall Islands Business Corporations Act” means the Business Corporations Act of the Associations Law of the Republic of the Marshall Islands, as amended, supplemented or restated from time to time, and any successor to such statute.

“Marshall Islands Limited Liability Company Act” means the Limited Liability Company Act of the Associations Law of The Republic of the Marshall Islands, as amended, supplemented or restated from time to time, and any successor to such statute.

“Marshall Islands Limited Partnership Act” means the Limited Partnership Act of the Associations Law of The Republic of the Marshall Islands, as amended, supplemented or restated from time to time, and any successor to such statute.

“Merger” means the merger of Merger Sub with and into NAP, with NAP as the sole surviving entity.

“Merger Consideration” has the meaning set forth in Section 2.1(c)(i).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Tax Opinion” has the meaning set forth in Section 5.7.

“NAP” has the meaning set forth in the Preamble.

“NAP 20-F” has the meaning set forth in Section 3.6(a).

“NAP Board” means the Board of Directors of NAP.

“NAP Board Recommendation” has the meaning set forth in the Preamble.

“NAP Cancelled Units” has the meaning set forth in Section 2.1(c)(iii).

“NAP Certificate” has the meaning set forth in Section 2.1(c)(ii).

“NAP Common Units” means the “Common Units,” as defined in the NAP Partnership Agreement.

“NAP Conflicts Committee” means the Conflicts Committee (as defined in the NAP Partnership Agreement) of the NAP Board.

“NAP Conflicts Committee Recommendation” has the meaning set forth in the Preamble.

“NAP D&O Indemnified Parties” means (a) any Person (together with such Person’s heirs, executors and administrators) who is or was, or at any time prior to the Effective Time becomes, an officer or director of any NAP Group Entity and (b) any Person (together with such Person’s heirs, executors and administrators) who is or was serving, or at any time prior to the Effective Time serves, at the request of any NAP Group Entity as an officer, director, member, partner, agent, fiduciary or trustee of another Person; provided that a Person shall not be an NAP D&O Indemnified Party by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.

“NAP Expenses” means an amount in cash equal to the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by NAP, the NAP General Partner and their respective controlled Affiliates in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of $1,000,000.

“NAP Financial Statements” has the meaning set forth in Section 3.6(a).

“NAP General Partner Interest” means the “General Partner Interest,” as defined in the NAP Partnership Agreement.

“NAP General Partner Units” means the “General Partner Units,” as defined in the NAP Partnership Agreement.

“NAP General Partner” has the meaning set forth in the Preamble.

“NAP Group Entities” means NAP and the NAP Subsidiaries.

“NAP Incentive Distribution Rights” means the “Incentive Distribution Rights,” as defined in the NAP Partnership Agreement.

“NAP Information Statement” has the meaning set forth in Section 5.2(a).

“NAP Material Adverse Effect” means any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on or a material adverse change in (i) the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of the NAP Group Entities, taken as a whole; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been an NAP Material Adverse Effect: (a) changes, effects, events or occurrences affecting the markets or geographic locations in which the NAP Group Entities operate, (b) changes, effects, events or occurrences affecting the United States or global economic conditions or financial, credit, debit, securities or other capital markets in general, (c) any outbreak of, acts of or escalation of hostilities, terrorism, war or other similar national emergency, (d) the announcement or pendency of this Agreement or the transactions contemplated hereby, (e) changes in any Laws applicable to NAP or any of the NAP Subsidiaries or in accounting regulations or principles or the interpretation thereof that materially affects this Agreement or the transactions contemplated hereby, (f) NAP taking any action required or contemplated by this Agreement, (g) any change in the market price or trading volume of the limited partner interests or other equity securities of NAP (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of NAP Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, an NAP Material Adverse Effect) (h) changes, effects, events or occurrences generally affecting the prices of oil, natural gas, natural gas liquids and other similar commodities, or (i) any failure of NAP to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of NAP Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, an NAP Material Adverse Effect); provided that, in the case of clauses (a), (b), (c), (e) and (h) the adverse impact on the NAP Group Entities, taken as a whole, is not materially disproportionate to the adverse impact on similarly situated parties, or (ii) the ability of NAP to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

“NAP Material Contract” has the meaning set forth in Section 3.11(a).

“NAP Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of NAP, as amended, supplemented or restated from time to time.

“NAP Partnership Interest” means “Partnership Interest,” as defined in the NAP Partnership Agreement.

“NAP Public Units” means the NAP Common Units other than the NAP Common Units held directly or indirectly by the Parent Group Entities or by the NAP Group Entities.

“NAP SEC Reports” has the meaning set forth in Section 3.5(a).

“NAP Special Approval” means “Special Approval,” as defined in the NAP Partnership Agreement.

“NAP Subsidiaries” means the entities that are partially or wholly owned, directly or indirectly, by NAP.

“NAP Written Consent” has the meaning set forth in Section 3.2.

“Notice” has the meaning set forth in Section 8.1.

“NYSE” means the New York Stock Exchange.

“Orders” has the meaning set forth in Section 3.7(a).

“Outside Date” has the meaning set forth in Section 7.2(a).

“Parent” has the meaning set forth in the Preamble.

“Parent 20-F” has the meaning set forth in Section 4.6(a).

“Parent Board” means the Board of Directors of Parent.

“Parent Common Stock” has the meaning set forth in the Recitals.

“Parent Expenses” means an amount in cash equal to the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by Parent and its controlled Affiliates in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of $1,000,000.

“Parent Financial Statements” has the meaning set forth in Section 4.6(a).

“Parent Group Entities” means the Parent and the Parent Subsidiaries.

“Parent Issued Stock” has the meaning set forth in the Recitals.

“Parent Material Adverse Effect” means any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on or a material adverse change in (i) the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of the Parent Group Entities, taken as a whole (including the ownership of the NAP Group Entities); provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a Parent Material Adverse Effect: (a) changes, effects, events or occurrences affecting the markets or geographic locations in which the Parent Group Entities operate, (b) changes, effects, events or occurrences affecting the United States or global economic conditions or financial, credit, debt, securities or other capital markets in general, (c) any outbreak of, acts of or escalation of hostilities, terrorism, war or other similar national emergency, (d) the announcement or pendency of this Agreement or the transactions contemplated hereby, (e) changes in any Laws applicable to Parent or any of the Parent Subsidiaries or in accounting regulations or principles or the interpretation thereof that materially affects this Agreement or the transactions contemplated hereby, (f) the Parent Parties taking any action required or contemplated by this Agreement, (g) changes, effects, events or occurrences at any NAP Group Entity, (h) any change in the market price or trading volume of the shares of common stock or other equity securities of Parent (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Parent Material Adverse Effect should be deemed to constitute, or be taken into account in determining, whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect) (i) changes, effects, events or occurrences generally affecting the prices of oil, natural gas, natural gas liquids and other similar commodities, or (j) any failure of Parent to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of NAP Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect); provided that, in the case of clauses (a), (b), (c), (e) and (i) the adverse impact on the Parent Group Entities, taken as a whole, is not materially disproportionate to the adverse impact on similarly situated parties, or (ii) the ability of any of the Parent Parties to perform their obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

“Parent Material Contract” has the meaning set forth in Section 4.11(a).

“Parent Parties” means Parent, Merger Sub and NAP General Partner.

“Parent Preferred Stock” has the meaning set forth in Section 4.4(a).

“Parent Reverse Stock Split” has the meaning set forth in the Recitals.

“Parent SEC Reports” has the meaning set forth in Section 4.5(a).

“Parent Series E Preferred Stock” has the meaning set forth in the Recitals.

“Parent Stock Issuance” has the meaning set forth in the Recitals.

“Parent Subsidiaries” means the entities that are partially or wholly owned, directly or indirectly, by Parent, excluding any NAP Group Entity.

“Parent Tax Counsel” has the meaning set forth in Section 5.7.

“Permits” has the meaning set forth in Section 3.10(a).

“Permitted Indebtedness” means, (i) in the case of Parent, (a) Refinancing Indebtedness, (b) additional indebtedness with a principal amount of up to 10% of the aggregate principal amount of the existing indebtedness of the Parent Group Entities in effect as of the date hereof and (c) any intercompany indebtedness between the Parent Group Entities, and (ii) in the case of NAP, any intercompany indebtedness between the NAP Group Entities.

“Permitted Lien” means all: (i) mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, vendors’, operators’ or other like Liens, if any, that do not materially detract from the value of or materially interfere with the use of any of the assets of the Parent Group Entities or NAP Group Entities, as applicable, subject thereto; (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (iii) title defects or Liens (other than those constituting Liens for the payment of indebtedness), if any, that do not or would not, individually or in the aggregate, impair in any material respect the use or occupancy of the assets of the Parent Group Entities or NAP Group Entities, as applicable, taken as a whole; (iv) Liens for Taxes that are not due and payable or that may thereafter be paid without penalty; and (v) Liens supporting surety bonds, performance bonds and similar obligations issued in connection with the businesses of the Parent Group Entities or NAP Group Entities, as applicable.

“Person” means an individual, partnership, corporation, association, trust, limited liability company, joint venture, unincorporated organization or other entity or Governmental Entity.

“Preferred Stock Election” has the meaning set forth in Section 2.1(c)(i)(B).

“Preferred Stock Election Consideration” has the meaning set forth in Section 2.1(c)(i)(B).

“Preferred Stock Election Total” has the meaning set forth in Section 2.3(c).

“Preferred Stock Election Unit” has the meaning set forth in Section 2.3(c).

“Proceedings” has the meaning set forth in Section 3.7(a).

“Proposed Transaction” has the meaning set forth in Section 5.2(g).

“Refinancing Indebtedness” means any indebtedness of any Parent Group Entity issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, or refund, other indebtedness of any Parent Group Entity outstanding as of the date hereof; provided that the principal amount (or accreted value, if applicable) of such indebtedness does not exceed the principal amount (or accreted value, if applicable) of the indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable fees and expenses incurred in connection therewith).

“Registration Statement” has the meaning set forth in Section 3.17.

“Reverse Split Ratio” means a fraction the numerator of which is one and the denominator of which is the number of shares of Parent Common Stock being combined into one share of Parent Common Stock in the Parent Reverse Stock Split.

“Rights” shall mean, with respect to any Person, subscriptions, options, restricted units, equity appreciation rights, profits interests or other equity-based interests, warrants, calls, convertible or exchangeable securities, rights, preemptive rights, preferential purchase rights, rights of first refusal or any similar rights, commitments or agreements of any character providing for the issuance of any partnership interests, voting securities or equity interests of such Person, including any representing the right to purchase or otherwise receive any of the foregoing or any securities convertible into or exchangeable or exercisable for such partnership interests, voting securities or equity interests.

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.5(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiaries” means, when used with reference to Parent or NAP, the Parent Subsidiaries or the NAP Subsidiaries, respectively.

“Surrender” means, when used with reference to an NAP Public Unit, the proper delivery of an NAP Certificate (or lost certificate affidavit as contemplated by Section 2.2(b) or 2.3(a)) or the proper completion, with respect to a Book-Entry NAP Common Unit, of all procedures necessary, in either case, to effect the transfer of such NAP Public Unit in accordance with the terms of the Letter of Transmittal or Election Form and such other procedures as may be reasonably established by the Exchange Agent.

“Surviving Entity” has the meaning set forth in Section 2.1(b)(i).

“Tax Return” means all reports, estimates, declarations of estimated Tax, claims for refund, information statements and returns relating to, or required to be filed in connection with, any Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied to, or required to be supplied to, a Governmental Entity.

“Tax” or “Taxes” means (i) all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any Governmental Entity, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), gross receipts taxes, net proceeds taxes, alternative or add-on minimum taxes, sales taxes, use taxes, real property gains or transfer taxes, ad valorem taxes, property taxes, value-added taxes, franchise taxes, production taxes, severance taxes, windfall profit taxes, withholding taxes, payroll taxes, employment taxes, excise taxes and other obligations of the same or similar nature to any of the foregoing and (ii) any liability in respect of any items described in clause (i) payable by reason of contract, assumption, transferee or successor liability, operation of law, Treasury Regulations Section 1.1502-6 (or any similar provision of law) or otherwise.

SECTION 1.2 Rules of Construction. The division of this Agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article” or “Section” followed by a number or a letter refer to the specified Article or Section of this Agreement. The terms “this

Agreement,” “hereof,” “herein” and “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof. Unless otherwise specifically indicated or the context otherwise requires, (a) all references to “dollars” or “$” mean United States dollars, (b) words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders, (c) “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” and (d) all words used as accounting terms shall have the meanings assigned to them under United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”). In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day. Reference to any party hereto is also a reference to such party’s permitted successors and assigns. The Exhibits attached to this Agreement are hereby incorporated by reference into this Agreement and form part hereof. Unless otherwise indicated, all references to an “Exhibit” followed by a number or a letter refer to the specified Exhibit to this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, it is the intention of the parties hereto that this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any of the provisions of this Agreement. Further, prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement shall not be used as an aid of construction or otherwise constitute evidence of the intent of the parties; and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of such prior drafts.

ARTICLE II.

MERGER

SECTION 2.1 Closing of the Merger.

(a) Closing Date. Subject to the satisfaction or waiver of the conditions (other than those conditions that are not legally permitted to be waived) to closing set forth in Article VI, the closing (the “Closing”) of the Merger and the transactions contemplated by this Section 2.1 shall be held at the principal executive offices of Parent, located at 7 Avenue de Grande Bretagne, Office 11B2 Monte Carlo, MC 98000 Monaco, on the third Business Day following the satisfaction or waiver (other than those conditions that are not legally permitted to be waived) of all of the conditions set forth in Article VI (other than conditions that would normally be satisfied on the Closing Date, but subject to satisfaction or waiver (other than those conditions that are not legally permitted to be waived) of those conditions) commencing at 9:00 a.m., local time, or such other place, date and time as may be mutually agreed upon in writing by Parent and NAP. The “Closing Date,” as referred to herein, shall mean the date on which the Closing actually occurs.

(b) Effective Time; Other Filing.

(i) On the Closing Date, concurrently with or as soon as practicable following the Closing, Parent and NAP shall cause a certificate of merger effecting the Merger (the “Certificate of Merger”) to be filed with the Office of the Registrar of Corporations of the Republic of the Marshall Islands, duly executed in accordance with the relevant provisions of the Marshall Islands Limited Liability Company Act and the Marshall Islands Limited Partnership Act (the date and time of such filing (or, if agreed by the parties hereto, such later time and date as may be expressed therein as the effective date and time of the Merger) being the “Effective Time”). Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub shall merge with and into NAP, the separate existence of Merger Sub shall cease, and NAP shall continue as the surviving limited partnership in the Merger (the “Surviving Entity”).

(ii) On the Closing Date, concurrently with or as soon as practicable following the Closing (but in any event prior to the filing of the Certificate of Merger), Parent shall cause a certificate of designation, preferences and rights of Parent Series E Preferred Stock, substantially in the form attached hereto as Exhibit A (completed as contemplated by the footnotes thereto) (the “Certificate of Designation”), to be filed with the Office of the Registrar of Corporations of the Republic of the Marshall Islands, duly executed in accordance with the relevant provisions of the Marshall Islands Business Corporations Act. Parent shall cause such filing to become effective upon filing. Notwithstanding the foregoing, in the event that the Common Stock Election Threshold is met, Parent shall not be required to file the Certificate of Designation with the Office of the Registrar of Corporations of the Republic of the Marshall Islands.

(c) Effect of the Merger on Equity Securities. Subject in each case to Sections 2.1(d), 2.1(e) and 2.3, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, NAP, NAP General Partner, any Holder of NAP Common Units, any Holder of Parent Common Stock or Parent Preferred Stock, or any other Person:

(i) Conversion of NAP Public Units. Each of the NAP Public Units outstanding immediately prior to the Effective Time shall be converted into the right to receive the following (as applicable, the “Merger Consideration”):

(A) with respect to which an election to receive Parent Common Stock as consideration (a “Common Stock Election”) is properly made (or deemed to have been made), and not revoked, in accordance with Section 2.3, 6.292 shares of validly issued, fully paid and nonassessable Parent Common Stock (or if the Parent Reverse Stock Split is effected prior to the Effective Time, a number of shares of validly issued, fully paid and nonassessable Parent Common Stock equal to the product of 6.292 multiplied by the Reverse Split Ratio) (the “Common Stock Election Consideration”); or

(B) with respect to which an election to receive Parent Series E Preferred Stock as consideration (a “Preferred Stock Election”) is properly made (or deemed to have been made), and not revoked, in accordance with Section 2.3, (x) if the Common Stock Election Threshold is not met, one share of validly issued, fully paid and nonassessable Parent Series E Preferred Stock (the “Preferred Stock Election Consideration”), or (y) if the Common Stock Election Threshold is met, the Common Stock Election Consideration.

(ii) Each NAP Public Unit, upon being converted into the right to receive the Merger Consideration pursuant to this Section 2.1(c), shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each Holder of such NAP Public Unit immediately prior to the Effective Time shall thereafter cease to be a limited partner of NAP or have any rights with respect to such NAP Public Unit, except the right to receive the Merger Consideration and any dividends or distributions to which former Holders of NAP Public Units become entitled all in accordance with this Article II upon the Surrender of (A) a certificate that immediately prior to the Effective Time represented NAP Public Units (a “NAP Certificate”) or (B) uncertificated NAP Public Units represented by book-entry (“Book-Entry NAP Common Units”), together with such properly completed and duly executed Letter of Transmittal and such other documents in accordance with Section 2.2.

(iii) Treatment of NAP-Owned Units and Parent-Owned Partnership Interests. Any NAP Common Units that are owned immediately prior to the Effective Time by any NAP Group Entity shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange for such canceled, NAP Common Units (“NAP Cancelled Units”). All (A) NAP General Partner Interest (B) General Partner Units, (C) NAP Common Units that are not NAP Public Units and are not cancelled pursuant to the first sentence of this clause (iii) and (D) NAP Incentive Distribution Rights shall, in each case, remain outstanding as partnership interests in the Surviving Entity, unaffected by the Merger.

(iv) Equity of Merger Sub. The outstanding limited liability company interest in Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into an aggregate number of Common Units (as defined in the Amended NAP Partnership Agreement) of the Surviving Entity equal to the number of NAP Public Units that are converted into the right to receive the Merger Consideration pursuant to Section 2.1(c)(i). At the Effective Time, the books and records of NAP shall be revised to reflect the cancellation and retirement of all NAP Public Units and the conversion of the limited liability company interest in Merger Sub into Common Units (as defined in the Amended NAP Partnership Agreement) of the Surviving Entity, and the existence of NAP (as the Surviving Entity) shall continue without dissolution.

(d) Other Effects of the Merger. The Merger shall be conducted in accordance with and shall have the effects set forth in this Agreement and the applicable provisions of Marshall Islands Limited Liability Company Act and the Marshall Islands Limited Partnership Act. From and after the Effective Time, the certificate of limited partnership of NAP shall remain unchanged and shall continue as the certificate of limited partnership of the Surviving Entity until duly amended in accordance with applicable Law and the terms of the NAP Partnership Agreement. At the Effective Time, by virtue of the Merger, the NAP Partnership Agreement shall be automatically amended as set forth in Exhibit B (the NAP Partnership Agreement as so amended, the “Amended NAP Partnership Agreement”), and from and after the Effective Time, as so amended, shall be the agreement of limited partnership of the Surviving Entity until duly further amended in accordance with applicable Law and the terms of the Amended NAP Partnership Agreement.

(e) No Fractional Shares. Notwithstanding any other provision of this Agreement, (i) no certificates or scrip representing fractional shares of Parent Common Stock shall be issued in the Merger, (ii) each Holder of NAP Public Units exchanged pursuant to the Merger who would otherwise have been entitled to receive a fractional share of Parent Common Stock (after taking into account all NAP Public Units held by such Holder immediately prior to the Effective Time) of 0.5 or above shall receive from Parent, in lieu of such fractional share, a full share of Parent Common Stock, and (iii) any Holder of NAP Public Units exchanged pursuant to the Merger who would otherwise have been entitled to receive a fractional share of Parent Common Stock (after taking into account all NAP Public Units held by such Holder immediately prior to the Effective Time) of less than 0.5 shall receive no consideration for such fraction share, which shall be forfeited.

(f) Certain Adjustments. If between the Execution Date and the Effective Time, whether or not permitted pursuant to the terms of this Agreement, the number of outstanding NAP Common Units or shares of Parent Common Stock shall be changed into a different number of units, shares or other securities (including any different class or series of securities) by reason of any dividend or distribution payable in partnership interests, equity interests or Rights, subdivision, reclassification, split, split-up, combination, merger, consolidation, or other similar transaction, or any such transaction shall be authorized, declared or agreed upon with a record date at or prior to the Effective Time, in each case other than the Parent Reverse Stock Split, then the Common Stock Election Consideration and the initial “Conversion Rate” set forth and defined in the Certificate of Designation, and any other similarly dependent items shall be appropriately adjusted to reflect fully the effect of such transaction and to provide to Parent, NAP, Merger Sub and the Holders of NAP Public Units the same economic effect as contemplated by this Agreement prior to such event, and thereafter, all references in this Agreement to the Merger Consideration, and any other similarly dependent items shall be references to the Common Stock Election Consideration and/or the initial Conversion Rate set forth and defined in the Certificate of Designation, and any other similarly dependent items, as so adjusted; provided, however, that nothing in this Section 2.1(f) shall be deemed to permit or authorize any party hereto to effect any such dividend or distribution payable in partnership interests, equity interests or Rights, subdivision, reclassification, split, split up, combination, merger, consolidation or other similar transaction, or the authorization, declaration or agreement to do such transaction that it is not otherwise authorized or permitted to be undertaken pursuant to this Agreement.

SECTION 2.2 Exchange of NAP Public Units.

(a) Exchange Agent. Prior to the mailing of the NAP Information Statement, Parent shall appoint a bank, trust company or similar Person to act as exchange agent (the “Exchange Agent”) and establish an exchange fund (the “Exchange Fund”) for the payment of the Merger Consideration and any dividends or distributions payable pursuant to Section 2.2(c). At or prior to the Closing, Parent shall (i) reserve with the Exchange Agent the shares of Parent Issued Stock to be issued pursuant to Section 2.1(c)(i), and (ii) authorize the Exchange Agent to exchange shares of Parent Issued Stock in accordance with this Section 2.2. Parent shall deposit with the Exchange Agent any additional cash as and when necessary to pay any dividends or distributions payable pursuant to Section 2.2(c) and 2.2(d) and other amounts required to be paid under this Agreement. Parent shall pay all costs and fees of the Exchange Agent and all expenses associated with the exchange process. Any shares of Parent Issued Stock, and any other funds deposited with the Exchange Agent shall be returned to Parent after the earlier to occur of (x) payment in full of all amounts due to the Holders of NAP Public Units and (y) the expiration of the period specified in Section 2.2(e).

(b) Exchange Procedures. Promptly after the Effective Time, Parent shall, or shall cause the Exchange Agent to, mail to each Holder of NAP Public Units as of the Effective Time whose NAP Public Units were converted into the right to receive the Merger Consideration a form of letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the NAP Certificates shall pass, only upon proper delivery of the NAP Certificates (or lost certificate affidavit as contemplated by this Section 2.2(b)) to the Exchange Agent or, in the case of Book-Entry NAP Common Units, upon adherence to the procedures set forth in the Letter of Transmittal, and which shall be in such customary form and have such other provisions as Parent and NAP may reasonably agree prior to the Effective Time) and instructions for effecting the Surrender of such NAP Certificates (or lost certificate affidavit as contemplated by this Section 2.2(b)) or Book-Entry NAP Common Units in exchange for, as applicable, whole shares of Parent Issued Stock and any dividends or distributions payable pursuant to Section 2.2(c) or Section 2.2(d). Subject to Section 2.2(c), upon Surrender to the Exchange Agent of such NAP Certificates (or lost certificate affidavit as contemplated by this Section 2.2(b)) or Book-Entry NAP Common Units, together with such properly completed and duly executed Letter of Transmittal and such other documents as may reasonably be required by the Exchange Agent, the Holder of an NAP Certificate (or lost certificate affidavit as contemplated by this Section 2.2(b)) or Book-Entry NAP Common Units shall be entitled to receive in exchange therefor, as applicable, (i) that number and type of whole shares of Parent Issued Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested) to which such Holder is entitled pursuant to Sections 2.1(c)(i) and 2.1(e), and (ii) any dividends or distributions payable pursuant to Section 2.2(c) or Section 2.2(d) to which such Holder is entitled. The instructions for effecting the Surrender of NAP Certificates shall set forth procedures that must be taken by the Holder of any NAP Certificate that has been lost, destroyed or stolen; it shall be a condition to the right of such Holder to receive the Merger Consideration and any dividends or distributions payable pursuant to Section 2.2(c) or Section 2.2(d) that the Exchange Agent shall have received, along with the Letter of Transmittal, a duly executed lost certificate affidavit, including an agreement to indemnify Parent, signed exactly as the name or names of the registered Holder or Holders of NAP Public Units appeared on the books of NAP immediately prior to the Effective Time, together with a customary bond and such other documents, in each case, as Parent may reasonably require in connection therewith. After the Effective Time, there shall be no further transfer on the records of NAP or its transfer agent of NAP Certificates or Book-Entry NAP Common Units (provided, however, that the foregoing shall not restrict the transfer of any NAP Partnership Interest other than the NAP Public Units after the Effective Time); and if such NAP Certificates or Book-Entry NAP Common Units are presented to NAP or its transfer agent for transfer, they shall be canceled against delivery of the appropriate Merger Consideration and any dividends or distributions payable pursuant to Section 2.2(c) or Section 2.2(d) as hereinabove provided. Until Surrendered as contemplated by this Section 2.2(b) or in connection with an Election made pursuant to Section 2.3, each NAP Certificate or Book-Entry NAP Common Unit shall be deemed at any time after the Effective Time to represent only the right to receive upon such Surrender the appropriate Merger Consideration. No interest will be paid or will accrue on any dividends or distributions payable pursuant to Section 2.2(c) or Section 2.2(d).

(c) Dividends and Distributions with Respect to Unexchanged NAP Public Units. No dividends or other distributions with respect to shares of Parent Issued Stock issued in the Merger with a record date after the Effective Time shall be paid to the Holder of any NAP Certificate or Book-Entry NAP Common Units not Surrendered with respect to such shares of

Parent Issued Stock issuable in respect thereof until the Surrender of such NAP Certificate or Book-Entry NAP Common Units in accordance with this Section 2.2. Subject to the effect of applicable Law, Parent shall pay, or cause the Exchange Agent to pay, to the Holder of each NAP Certificate or Book-Entry NAP Common Units, without interest, (i) at the time of Surrender of such NAP Certificate or Book-Entry NAP Common Units, the amount of dividends or other distributions previously paid with respect to the whole shares of Parent Issued Stock issuable with respect to such NAP Certificate or Book-Entry NAP Common Units that have a record date after the Effective Time and a payment date on or prior to the time of Surrender and (ii) at the appropriate payment date, the amount of dividends and distributions payable with respect to such whole shares of Parent Issued Stock with a record date after the Effective Time and prior to such Surrender and a payment date subsequent to such Surrender.

(d) No Further Ownership Rights in NAP Public Units. All Merger Consideration issued upon the Surrender for exchange of NAP Certificates or Book-Entry NAP Common Units in accordance with the terms of this Article II shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the NAP Public Units heretofore represented by such NAP Certificates or Book-Entry NAP Common Units, subject, however, to Parent’s obligation, notwithstanding the conversion of NAP Public Units pursuant to this Agreement, with respect to NAP Public Units outstanding immediately prior to the Effective Time, to pay (or cause NAP to pay) to the Holder of NAP Public Units as of the applicable record date any distributions with a record date at or prior to the Effective Time that may have been declared or made by NAP or the NAP General Partner with respect to such NAP Common Units in accordance with the terms of the NAP Partnership Agreement on or prior to the Effective Time and that remain unpaid at the Effective Time.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the Holders of the NAP Certificates or Book-Entry NAP Common Units for six months after the Closing Date shall be delivered to Parent, upon demand, and any Holders of the NAP Certificates or Book-Entry NAP Common Units who have not theretofore complied with this Section 2.2 shall thereafter look only to Parent and only as general creditors thereof for payment of their claim for the Merger Consideration and any dividends and distributions with respect to NAP Common Units or shares of Parent Common Stock to which such holders may be entitled.

(f) No Liability. To the extent permitted by applicable Law, none of Parent, Merger Sub, NAP, NAP General Partner or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration or distribution properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any NAP Certificates or Book-Entry NAP Common Units shall not have been Surrendered immediately prior to such date on which any Merger Consideration, or any dividends or distributions with respect to the NAP Common Units or shares of Parent Issued Stock in respect of such NAP Certificate or Book-Entry NAP Common Units would escheat to or become the property of any Governmental Entity, any such units, cash or distributions in respect of such NAP Certificates or Book-Entry NAP Common Units shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(g) Withholding Rights. Parent, Merger Sub, NAP, the Surviving Entity and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, without duplication, such amounts, which may include shares of Parent Issued Stock, as Parent, Merger Sub, NAP, the Surviving Entity or the Exchange Agent reasonably deems to be required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity by Parent, Merger Sub, NAP, the Surviving Entity or the Exchange Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made by Parent, Merger Sub, NAP, the Surviving Entity or the Exchange Agent, as the case may be.

(h) No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

SECTION 2.3 Election Procedures.

(a) On the date the NAP Information Statement is mailed pursuant to Section 5.2, Parent shall, or shall cause the Exchange Agent to, mail to each Holder of NAP Public Units receiving the NAP Information Statement pursuant to Section 5.2, an election form, prepared by Parent and reasonably acceptable to the NAP Conflicts Committee (the “Election Form”), pursuant to which a holder of NAP Public Units may make an Election as specified in Section 2.3(c). The Election Form shall set forth instructions for making an Election and effecting the Surrender of NAP Certificates and Book-Entry NAP Common Units in connection with the making of an Election, shall specify that delivery shall be effected, and risk of loss and title to the NAP Certificates shall pass, and an Election shall be properly made in respect of NAP Public Units, only upon proper delivery of the NAP Certificates (or lost certificate affidavit as contemplated by this Section 2.3(a)) to the Exchange Agent or, in the case of Book-Entry NAP Common Units, upon adherence to the procedures set forth in the Election Form, and shall otherwise be in such customary form and have such other provisions as Parent and NAP may reasonably agree. The Election Form shall set forth procedures that must be taken by the Holder of any NAP Certificate that has been lost, destroyed or stolen; it shall be a condition to the right of such Holder to make an Election, to deliver, along with the Election Form, a duly executed lost certificate affidavit, including an agreement to indemnify Parent, signed exactly as the name or names of the registered Holder or Holders of NAP Public Units appeared on the books of NAP immediately prior to the Effective Time, together with a customary bond and such other documents, in each case, as Parent may reasonably require in connection therewith.

(b) Parent shall make available one or more Election Forms as may reasonably be requested from time to time by all Persons who become Holders of NAP Public Units prior to the Election Deadline. NAP shall provide to the Exchange Agent all information reasonably necessary for it to perform the obligations specified in this Section 2.3 and as specified in any agreement among the parties and the Exchange Agent.

(c) Each Holder of NAP Public Units shall be entitled, with respect to all or any portion of the NAP Public Units held by such Person, to make, prior to the Election Deadline, an election (an “Election” and the act of making an Election, “Elect”) specifying (x) the number of such Holder’s NAP Public Units with respect to which such Holder makes a Common Stock Election (each NAP Public Unit in respect of which a Holder properly makes, and does not revoke, a Common Stock Election in accordance with this Section 2.3 (for avoidance of doubt, excluding all deemed Elections pursuant to the last sentence of this Section 2.3(c)), a “Common Stock Election Unit”, and the aggregate number of Common Stock Election Units, the “Common Stock Election Total”); and (y) the number of such holder’s NAP Public Units with respect to which such holder makes a Preferred Stock Election (each NAP Public Unit in respect of which a holder properly makes, and does not revoke, a Preferred Stock Election in accordance with this Section 2.3 (for avoidance of doubt, excluding all deemed Elections pursuant to the last sentence of this Section 2.3(c)), a “Preferred Stock Election Unit”, and the aggregate number of Preferred Stock Election Units, the “Preferred Stock Election Total”). Any NAP Public Units with respect to which no Election shall have properly been made (or, if an Election shall have been made, shall have been revoked and not properly remade) prior to the Election Deadline shall be deemed for purposes of Section 2.1(c)(i) to have been made as a Common Stock Election with respect to such NAP Public Units, if the Common Stock Election Total exceeds the Preferred Stock Election Total, or a Preferred Stock Election, if the Common Stock Election Total exceeds the Preferred Stock Election Total.

(d) Except as otherwise expressly provided herein, an Election shall be effective only if the Exchange Agent shall have received, no later than 5:00 p.m. New York time two (2) Business Days prior to the Closing Date (or such later date as Parent and NAP shall agree) (the “Election Deadline”) (i) an Election Form covering the NAP Public Units to which such Election applies, executed and completed in accordance with the instructions set forth therein, and (ii) the Surrender to the Exchange Agent of the NAP Certificates and/or Book-Entry NAP Common Units to which such Election Form applies.An Election may be revoked only by delivering to the Exchange Agent, prior to the Election Deadline, a written notice of revocation or a properly completed revised Election Form that identifies the NAP Public Units to which such revised Election Form applies. The proper delivery to the Exchange Agent prior to the Election Deadline of a revised Election Form with respect to any NAP Public Units shall result in the revocation of all prior Election Forms with respect to all such NAP Public Units. Subject to the terms of this Agreement, and of the Election Form, the Exchange Agent, in consultation with both Parent and NAP, shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decision of the Exchange Agent regarding such matters shall be binding and conclusive. None of Parent, NAP or the Exchange Agent shall be under any obligations to notify any Person of any defect in an Election Form. Parent shall use reasonable efforts to announce the Election Deadline at least five (5) Business Days prior to the Election Deadline. Upon mutual agreement of Parent and NAP in writing on or prior to the Closing Date (but in all events before the 5:00 P.M. New York City Time on the last Business Day prior to the Closing Date), Election Forms submitted after the Election Deadline may be accepted and the Elections subject thereto treated as proper, but only so long as all properly completed late Election Forms received by the Exchange Agent before the time specified in such writing for acceptance of late Election Forms (the “Late Election Time”) are accepted and treated as effective. The Late Election Time must be a time at least one (1) hour after the execution of the writing in which Parent and NAP agree to accept such late Election Forms and will be no later than the Effective Time. Parent and NAP shall have no obligation to publicly announce or otherwise give notice to holders of NAP Public Units that a Late Election Time has been fixed or that late Election Forms will be accepted. Neither Parent nor

NAP shall be under any obligation to agree to accept any late Election Forms, and a determination to agree to accept any late Election Forms shall be made in the sole and absolute discretion of each of Parent and NAP. No late Election Forms will be accepted and the Elections subject thereto shall not be treated as having been properly made, unless Parent and NAP mutually agree to such treatment in writing in accordance with, and as expressly provided in, this Section 2.3(d). For the avoidance of doubt, any act, determination or agreement by NAP shall be made after consultation with, and in a manner consistent with the advice of, the NAP Conflicts Committee.

SECTION 2.4 Plan of Reorganization. For purposes of the Intended Tax Treatment, this Agreement constitutes, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF NAP

Except as disclosed in the NAP SEC Reports (excluding any disclosures set forth in such NAP SEC Report under the heading “Risk Factors” or in any section related to forward-looking statements (other than any factual information contained within such headings, disclosures or statements)) filed or publicly furnished on or after January 1, 2017 and prior to the Execution Date (without giving effect to any NAP SEC Report or any amendment to any NAP SEC Report in each case filed or publicly furnished on or after the Execution Date), NAP hereby represents and warrants to Parent that:

SECTION 3.1 Organization and Existence.

(a) NAP is a limited partnership duly formed, validly existing and in good standing under the Laws of the Republic of the Marshall Islands and has all requisite limited partnership power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(b) Each of the NAP Subsidiaries is an entity duly organized or formed, as applicable, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its respective jurisdiction of organization or formation and has all requisite power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(c) Each of the NAP Group Entities is duly licensed or qualified to do business and is in good standing in the states in which the character of the properties and assets owned or held by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have an NAP Material Adverse Effect.

SECTION 3.2 Authority and Approval. NAP has all requisite limited partnership power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all of the terms and conditions hereof to be performed by it, except that the consummation of the Merger is subject to receipt of the NAP Written Consent. The execution and delivery of this Agreement by NAP, the consummation of the transactions contemplated hereby and the performance of all of the terms and conditions hereof to be performed by NAP have been duly authorized and approved by all requisite partnership action on the part of NAP, except that the consummation of the Merger is subject to receipt of the NAP Written Consent. At a meeting duly called and held, the NAP Conflicts Committee, by unanimous vote, in good faith (a) determined that this Agreement and the transactions contemplated hereby are in the best interest of NAP and the Holders of NAP Public Units, (b) approved this Agreement and the transactions contemplated hereby, including the Merger (the foregoing constituting the NAP Special Approval), (c) resolved to make the NAP Conflicts Committee Recommendation and (d) resolved to recommend, and to direct the NAP Board to recommend, the approval of this Agreement and the Merger, by the Holders of NAP Public Units. At a meeting duly called and held and upon the receipt of the recommendation of the NAP Conflicts Committee, the NAP Board, by unanimous vote, (i) determined that this Agreement and the transactions contemplated hereby are in the best interests of NAP and the Holders of NAP Public Units, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, and (iii) directed that this Agreement be submitted to a vote of Holders of NAP Common Units, made the NAP Board Recommendation and authorized the Holders of NAP Common Units to act by written consent pursuant to Section 13.11 and Section 14.3 of the NAP Partnership Agreement. The adoption of this Agreement by the written consent in lieu of a meeting of the Holders of at least a majority of the Outstanding (as defined in the NAP Partnership Agreement) Common Units in accordance with Section 13.11 and Section 14.3 of the NAP Partnership Agreement (the “NAP Written Consent”) is the only vote or approval of partnership interests in NAP necessary to approve and adopt this Agreement and approve and consummate the transactions contemplated by this Agreement, including the Merger. This Agreement has been duly executed and delivered by NAP and constitutes the valid and legally binding obligation of NAP, enforceable against NAP in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a Proceeding at law or in equity).

SECTION 3.3 No Conflict; Consents.

(a) Subject to the consent, approval, license, permit, order, authorization, filings and notices referred to in Section 3.3(b) and receipt of the NAP Written Consent, the execution, delivery and performance of this Agreement by NAP does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not, (i) contravene, violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Governing Documents of NAP; (ii) contravene, conflict with or violate any provision of applicable Law; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, deed of trust, mortgage, debenture, note, agreement, contract, commitment, license, concession, permit, lease, joint venture, obligation or other instrument to which any of the NAP Group Entities is a party or by which any of the NAP Group Entities or any of their assets are bound; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the assets or businesses of any of the NAP Group Entities under any such indenture, deed of trust, mortgage, debenture, note, agreement, contract, commitment, license, concession, permit lease, joint venture, obligation or other instrument, except in the case of clauses (ii), (iii) and (iv), for those items that would not, individually or in the aggregate, have an NAP Material Adverse Effect.

(b) No consent, approval, license, permit, order or authorization of, or any filing with or notice to, any Governmental Entity is required to be obtained or made by any of the NAP Group Entities in connection with the execution, delivery, and performance of this Agreement or the consummation of the transactions contemplated hereby or thereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired, (ii) for (A) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act, and any other applicable U.S. state or federal or non-U.S. securities, takeover and “blue sky” Laws, (B) any filings and approvals required under the rules and regulations of the NYSE, or (C) the filing of the Certificate of Merger and the Certificate of Designation with the Office of the Registrar of Corporations of the Republic of the Marshall Islands, or (iii) for those which would not, individually or in the aggregate, have an NAP Material Adverse Effect (including such consents, approvals, licenses, permits, orders or authorizations that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing).

SECTION 3.4 Capitalization.

(a) As of June 30, 2018, the outstanding capitalization of NAP consists of 20,947,418 NAP Common Units, the NAP General Partner Interest, represented by 427,499 NAP General Partner Units and the NAP Incentive Distribution Rights. All of such NAP Common Units and the NAP Incentive Distribution Rights and the limited partner interests represented thereby, have been duly authorized and validly issued in accordance with the NAP Partnership Agreement, and, with respect to the NAP Incentive Distribution Rights, are fully paid (to the extent required under the NAP Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Section 30, Section 51 and Section 60 of the Marshall Islands Limited Partnership Act and the NAP Partnership Agreement). As of the Execution Date, no NAP Common Units were subject to outstanding options, unit appreciation rights, restricted units, or equity awards of any kind. Except as set forth above in this Section 3.4(a), as of the Execution Date there are not any NAP Common Units, partnership interests, voting securities or equity interests of NAP issued and outstanding or any Rights with respect to NAP Common Units, partnership interests, voting securities or equity interests of NAP issued or granted by, or binding upon, any of the NAP Group Entities, except as set forth in the NAP Partnership Agreement as in effect on the Execution Date. Except as set forth in the NAP Partnership Agreement as in effect on the Execution Date, there are no outstanding obligations of NAP or any NAP Group Entity to repurchase, redeem or otherwise acquire any NAP Common Units or other partnership interests, voting securities or equity interests or any Rights with respect to NAP Common Units, partnership interests, voting securities or equity interests of NAP. There are no outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the limited partners of NAP on any matter.

SECTION 3.5 SEC Documents; Internal Controls.

(a) Since January 1, 2016, all reports, including but not limited to the Annual Reports on Form 20-F and the Reports on Form 6-K (whether filed on a voluntary basis or otherwise), forms, schedules, certifications, prospectuses, registration statements and other documents required to be filed or furnished by NAP or any NAP Subsidiary with or to the SEC have been or will be timely filed or furnished (the “NAP SEC Reports”). Each of the NAP SEC Reports (i) complied in all material respects with the requirements of applicable Law (including the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”)), and (ii) as of its effective date (in the case of NAP SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and as of its filing date did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except for any statements in any NAP SEC Report that may have been modified by an amendment to such report or a subsequent report filed with the SEC prior to the Execution Date.

(b) NAP makes and keeps books, records, and accounts and has devised and maintains a system of internal controls, in each case, as required pursuant to Section 13(b)(2) under the Exchange Act. NAP has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the applicable listing standards of the NYSE. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by NAP in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure. NAP General Partner’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to NAP’s auditors and the audit committee of the NAP Board (x) all significant deficiencies in the designation or operation of internal controls which could adversely affect NAP’s ability to record, process, summarize and report financial data and have identified for NAP’s auditors any material weakness in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in NAP’s internal controls.

(c) Since January 1, 2016, the principal executive officer and principal financial officer of the NAP General Partner have made all certifications (without qualification or exceptions to the matters certified, except as to knowledge) required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and none of such entities or its officers have received notice from any Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. As of the Execution Date, and except as disclosed in a NAP SEC Report filed with the SEC prior to the Execution Date, none of such entities has any knowledge of any material weakness in the design or operation of such internal controls over financial reporting.

SECTION 3.6 Financial Statements; Undisclosed Liabilities.

(a) NAP’s Annual Report on Form 20-F filed with the SEC on March 9, 2018 (the “NAP 20-F”) sets forth a true and complete copy of the consolidated audited statements of operations, cash flows and changes in partners’ capital for each of years ended December 31, 2017, December 31, 2016 and December 31, 2015 and consolidated audited balance sheets as of December 31, 2017 and as of December 31, 2016 for NAP, including the notes thereto and NAP’s Report on Form 6-K (“Latest NAP Quarter 6-K”) filed with the SEC on August 2, 2018 sets forth a true and correct copy of the consolidated unaudited statements of operations, cash flows and changes in partners’ capital for the six month periods ended June 30, 2018 and June 30, 2017 and consolidated unaudited balance sheet as of June 30, 2018 for NAP, including the notes thereto (the referenced financial statements set forth in the NAP 20-F and the Latest NAP Quarter 6-K are collectively referred to as the “NAP Financial Statements”). The NAP Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto) and present fairly in all material respects the consolidated financial position of NAP as of the dates indicated therein and the consolidated results of operations and cash flows of NAP for the periods indicated therein, except as otherwise noted therein. Except as set forth in the NAP Financial Statements, there are no off-balance sheet arrangements that would, individually or in the aggregate, have a NAP Material Adverse Effect. NAP has not had any disagreement with its independent public accounting firm that required disclosure in the NAP SEC Reports.

(b) There are no liabilities or obligations of NAP or the NAP Subsidiaries (whether known or unknown and whether accrued, absolute, contingent or otherwise) of a type that are required by GAAP to be reflected or reserved against in a consolidated balance sheet of NAP, other than (i) liabilities or obligations reflected or reserved against in the consolidated balance sheet as of June 30, 2018 included in the NAP Financial Statements, (ii) current liabilities incurred in the ordinary course of business since June 30, 2018, (iii) liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, and (iv) liabilities or obligations (whether known or unknown and whether accrued, absolute, contingent or otherwise) that would not, individually or in the aggregate, have an NAP Material Adverse Effect.

SECTION 3.7 Litigation; Laws and Regulations. Except as would not, individually or in the aggregate, have an NAP Material Adverse Effect:

(a) There are no (i) civil, criminal, regulatory or administrative actions, suits, claims, hearings, demands, arbitrations, inquiries, subpoenas, investigations or proceedings (“Proceedings”) pending or, to the knowledge of NAP, threatened against or affecting the NAP Group Entities, their assets, or any of the operations of the NAP Group Entities related thereto or (ii) judgments, orders, decrees or injunctions of any Governmental Entity, whether at law or in equity (“Orders”), against or affecting the NAP Group Entities, their assets, or any of the operations of the NAP Group Entities related thereto.

(b) None of the NAP Group Entities (i) is in violation of or in default under its Governing Documents or (ii) is in violation of any applicable Law, except in the case of each of clause (i) and (ii) for such violations or defaults that would not, individually or in the aggregate, have an NAP Material Adverse Effect.

(c) Without limiting the generality of Section 3.7(b), none of the NAP Group Entities or, to the knowledge of NAP, any consultant, agent or representative of any of the foregoing (in their respective capacities as such), (i) has violated the U.S. Foreign Corrupt Practices Act, and any other U.S. and foreign anti-corruption Laws that are applicable to any NAP Group Entity; (ii) has, to the knowledge of NAP, been given written notice by any Governmental Entity of any facts which, if true, would constitute a violation of the U.S. Foreign Corrupt Practices Act or any other U.S. or foreign anti-corruption Laws by any such person; and (iii) to the knowledge of NAP, is being (and has not been) investigated by any Governmental Entity except, in each case of the foregoing clauses (i) through (iii), as would not have, individually or in the aggregate, an NAP Material Adverse Effect.

SECTION 3.8 No Adverse Changes. (a) Since June 30, 2018, there has not been an NAP Material Adverse Effect; and (b) since June 30, 2018, (i) except for this Agreement and the transactions contemplated hereby, NAP and its consolidated Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (ii) neither NAP nor any of its Subsidiaries has taken any action described in Section 5.1(b) that, if taken after the date of this Agreement and prior to the Effective Time without the prior written consent of Parent, would violate such provisions.

SECTION 3.9 Taxes.

(a) Except as would not, individually or in the aggregate, have an NAP Material Adverse Effect: (i) all Tax Returns required to be filed by or with respect to NAP or any of the NAP Subsidiaries or their assets have been filed on a timely basis (taking into account all extensions of due dates) and all such Tax Returns are true, complete and accurate; (ii) all Taxes owed by NAP or any of the NAP Subsidiaries, which are or have become due, have been timely paid in full; (iii) there are no Liens on any of the assets of NAP or any of the NAP Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Permitted Liens; (iv) there is no pending Proceeding for assessment or collection of Taxes and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to NAP or any of the NAP Subsidiaries or their assets; (v) NAP has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party; and (vi) no claim has ever been made in writing by a Governmental Entity of a jurisdiction where NAP has not filed Tax Returns that NAP is or may be subject to taxation by that jurisdiction.

(b) Neither NAP nor any of the NAP Subsidiaries is a party to or bound by or has any obligation under any Tax indemnification, separation, sharing or similar agreement or arrangement (other than such an agreement or arrangement entered into in the ordinary course of business which does not relate primarily to Taxes).

(c) Neither NAP nor any of the NAP Subsidiaries has entered into any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and U.S. Treasury Regulation Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

(d) Neither NAP nor any of the NAP Subsidiaries (i) has filed any extension of time within which to file any Tax Returns that have not been filed, except in the ordinary course of business nor (ii) will be required to include any item of income or gain in, nor be required to exclude any item of deduction of loss from, any period ending after the Closing Date as a result of any installment sale or open transaction made on or prior to the Closing Date or prepaid amount received prior to the Closing Date.

(e) Neither NAP nor any of the NAP Subsidiaries is a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(f) Neither NAP nor any of the NAP Subsidiaries is or has been a resident for Tax purposes of any jurisdiction other than its jurisdiction of organization.

(g) NAP is currently (and has been since its formation) properly classified as a corporation for U.S. federal income tax purposes.

(h) To the knowledge of NAP, neither NAP nor any of the NAP Subsidiaries has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Intended Tax Treatment.

SECTION 3.10 Licenses; Permits.

(a) The NAP Group Entities have all licenses, franchises, tariffs, grants, easements, variances, exceptions, permits and authorizations (other than environmental permits) issued or granted by Governmental Entities that are necessary for the conduct of their respective businesses as now being conducted or have obtained valid waivers therefrom (collectively, “Permits”), except where the failure to obtain such Permit would not, individually or in the aggregate, have an NAP Material Adverse Effect.

(b) All Permits are validly held by the NAP Group Entities and are in full force and effect, except as would not, individually or in the aggregate, have an NAP Material Adverse Effect.

(c) The NAP Group Entities have complied with all terms and conditions of the Permits, except as would not, individually or in the aggregate, have an NAP Material Adverse Effect. No suspension or cancellation of any Permit is pending or, to the knowledge of NAP, threatened, except as would not, individually or in the aggregate, have an NAP Material Adverse Effect.

(d) The Permits will not be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except, in each case, as would not, individually or in the aggregate, have an NAP Material Adverse Effect.

(e) No Proceeding is pending or, to the knowledge of NAP, threatened with respect to any alleged failure by NAP Group Entities to have any material Permit necessary for the operation of any asset or the conduct of their businesses or to be in compliance therewith.

SECTION 3.11 Contracts.

(a) Except for this Agreement or as filed or publicly furnished with the SEC prior to the Execution Date, none of the NAP Group Entities is a party to or bound by, as of the Execution Date, any contract or other agreement (whether written or oral) of the type required to be filed as an Exhibit to an Annual Report on Form 20-F filed by NAP (each contract that is described in this Section 3.11(a) being an “NAP Material Contract”).

(b) Except as would not, individually or in the aggregate, have an NAP Material Adverse Effect, with respect to each of the NAP Group Entities: (i) each NAP Material Contract to which such entity is a party is legal, valid and binding on and enforceable against such entity, and in full force and effect; (ii) each NAP Material Contract to which such entity is a party will continue to be legal, valid and binding on and enforceable against such entity, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement; (iii) such entity that is a party to each NAP Material Contract is not in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by any such party, or permit termination, modification, or acceleration, under the NAP Material Contract; and (iv) to the knowledge of NAP, no other party to any NAP Material Contract is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by such other party, or permit termination, modification or acceleration under any NAP Material Contract other than in accordance with its terms nor has any other party repudiated any provision of the NAP Material Contract.

SECTION 3.12 Insurance. Except as would not, individually or in the aggregate, have a NAP Material Adverse Effect, (a) the businesses and assets of the NAP Group Entities are covered by, and insured under, insurance policies underwritten by reputable insurers that include coverages and related limits and deductibles that are customary in the crude oil tanking industry, (b) all such insurance policies are in full force and effect and all premiums due and payable on such policies have been paid, and (c) no notice of cancellation of, material premium increase of, or indication of an intention not to renew, any such insurance policy has been received by the Parent Parties other than in the ordinary course of business.

SECTION 3.13 Condition of Assets. Except as would not, individually or in the aggregate, have a NAP Material Adverse Effect, the assets of the NAP Group Entities have been maintained and repaired in the same manner as would a prudent operator of such assets, and are adequate for the purposes for which they are currently used.

SECTION 3.14 Investment Company Act. NAP is not, nor immediately after the Closing will be, subject to regulation under the Investment Company Act of 1940, as amended.

SECTION 3.15 Brokerage Arrangements. Except for NAP’s obligations to Simmons & Company International, the fees and expenses of which will be paid by NAP, none of the NAP Group Entities has entered (directly or indirectly) into any agreement with any Person that would obligate any of them to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement or the transactions contemplated hereby.

SECTION 3.16 Opinion of Financial Advisor. The NAP Conflicts Committee has received the opinion of Simmons & Company International, dated as of the Execution Date, to the effect that, as of the date thereof and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the Preferred Stock Election Consideration that may be received by the Holders of the NAP Public Units pursuant to this Agreement is fair, from a financial point of view, to such Holders.

SECTION 3.17 Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of NAP specifically for inclusion or incorporation by reference in the registration statement on Form F-4 to be filed with the SEC by Parent with respect to the issuance of shares of Parent Issued Stock in connection with the Merger (as amended or supplemented from time to time, the “Registration Statement”) will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, NAP makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in Registration Statement.

SECTION 3.18 Waivers and Disclaimers. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY NAP IN THIS ARTICLE III, NAP HAS NOT MADE, DOES NOT MAKE, AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT REGARDING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF ITS ASSETS, (B) THE INCOME TO BE DERIVED FROM ITS ASSETS, (C) THE SUITABILITY OF ITS ASSETS FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED THEREON, (D) THE COMPLIANCE OF OR BY ITS ASSETS OR ITS OPERATION WITH ANY LAWS, OR (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ITS ASSETS.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as disclosed in the Parent SEC Reports (excluding any disclosures set forth in such Parent SEC Report under the heading “Risk Factors” or in any section related to forward-looking statements (other than any factual information contained within such headings, disclosures or statements)) filed or publicly furnished on or after January 1, 2017 and prior to the Execution Date (without giving effect to any Parent SEC Report or any amendment to any Parent SEC Report in each case filed or publicly furnished on or after the Execution Date), Parent hereby represents and warrants to NAP that:

SECTION 4.1 Organization and Existence.

(a) Each of the Parent Parties is a corporation or limited liability company duly formed, validly existing and in good standing under the Laws of the Republic of the Marshall Islands and has all requisite corporate or limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(b) Each of the Parent Subsidiaries (other than Merger Sub and NAP General Partner) is an entity duly organized or formed, as applicable, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its respective jurisdiction of organization or formation and has all requisite power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(c) Each of the Parent Group Entities is duly licensed or qualified to do business and is in good standing in the states in which the character of the properties and assets owned or held by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(d) All of the issued and outstanding limited liability company interests of Merger Sub are owned, beneficially and of record, by Parent. Merger Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated by this Agreement. Merger Sub has not incurred, directly or indirectly, any obligations or conducted any business other than incident to its formation and pursuant to this Agreement, the Merger and the other transactions contemplated hereby.

SECTION 4.2 Authority and Approval. Each of the Parent Parties has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all of the terms and conditions hereof to be performed by it. The execution and delivery of this Agreement by each of the Parent Parties, the consummation of the transactions contemplated hereby and the performance of all of the terms and conditions hereof to be performed by the Parent Parties have been duly authorized and approved by all requisite corporate or limited liability company action on the part of each of the Parent Parties. At a meeting duly called and held, the Parent Board (a) determined that this Agreement, and the transactions contemplated hereby, including the Merger, the filing of the Certificate of Designation and the Parent Stock Issuance, are in the best interests of Parent and its stockholders, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger and the Parent Stock Issuance. Parent, in its capacity as sole member of Merger Sub, has approved this Agreement and the transactions contemplated hereby.

NAP General Partner, in its capacity as General Partner (as defined in the NAP Partnership Agreement), has consented to this Agreement and the Merger for purposes of Section 14.2 of the NAP Partnership Agreement. This Agreement has been duly executed and delivered by each of the Parent Parties and constitutes the valid and legally binding obligation of each of the Parent Parties, enforceable against each of the Parent Parties in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a Proceeding at law or in equity).

SECTION 4.3 No Conflict; Consents.

(a) Subject to the consent, approval, license, permit, order, authorization, filings and notices referred to in Section 4.3(b), the execution, delivery and performance of this Agreement by each of the Parent Parties does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not, (i) contravene, violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Governing Documents of any of the Parent Parties; (ii) contravene, conflict with or violate any provision of applicable Law; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, deed of trust, mortgage, debenture, note, agreement, contract, commitment, license, concession, permit, lease, joint venture, obligation or other instrument to which any of the Parent Group Entities is a party or by which any of the Parent Group Entities or any of their assets are bound; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the assets or businesses of any of the Parent Group Entities under any such indenture, deed of trust, mortgage, debenture, note, agreement, contract, commitment, license, concession, permit lease, joint venture, obligation or other instrument, except in the case of clauses (ii), (iii) and (iv), for those items that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) No consent, approval, license, permit, order or authorization of, or any filing with or notice to, any Governmental Entity is required to be obtained or made by any of the Parent Group Entities in connection with the execution, delivery, and performance of this Agreement or the consummation of the transactions contemplated hereby or thereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired, (ii) for (A) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act, and any other applicable U.S. state or federal or non-U.S. securities, takeover and “blue sky” Laws, (B) any filings and approvals required under the rules and regulations of the NYSE, or (C) the filing of the Certificate of Merger or Certificate of Designation with the Office of the Registrar of Corporations of the Republic of the Marshall Islands, or (iii) for those which would not, individually or in the aggregate, have a Parent Material Adverse Effect (including such consents, approvals, licenses, permits, orders or authorizations that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing).

SECTION 4.4 Capitalization.

(a) As of the Execution Date, the authorized capital stock of Parent consisted of 250,000,000 of Parent Common Stock and 10,000,000 shares of preferred stock, $0.0001 par value per share (“Parent Preferred Stock”) of which 1,000 shares are designated Series C Convertible Preferred Stock. As of June 30, 2018 (i) 147,086,141 shares of Parent Common Stock were issued and outstanding of which 1,774,915 constitute restricted shares issued to directors and/or officers of Parent, subject to service conditions, (ii) options representing 1,500,000 shares of Parent Common Stock with an exercise price of $3.91, issued to directors and/or officers of Parent, subject to service conditions, were issued and outstanding and (iii) 1000 shares of Series C Convertible Preferred Stock were issued and outstanding. Except as set forth above in this Section 4.4(a), as of June 30, 2018 there are not any shares of capital stock, voting securities or other equity interests of Parent issued and outstanding or any Rights with respect to any shares of capital stock, voting securities or other equity interests of Parent issued or granted by, or binding upon, Parent, except for awards granted under Parent’s employee benefit, stock option, incentive and stock purchase plans, or as expressly contemplated by this Agreement. There are no outstanding obligations of Parent or any Parent Group Entity to repurchase, redeem or otherwise acquire any capital stock, voting securities or other equity interests of Parent or any Parent Group Entity or any Rights with respect to any capital stock, voting securities or other equity interests of Parent or any Parent Group Entity. There are no outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with stockholders of Parent on any matter.

(b) The shares of Parent Common Stock and Parent Preferred Stock issued and outstanding as of June 30, 2018, were, and the shares of Parent Issued Stock to be issued pursuant to the Merger will, upon issuance, be, duly authorized, validly issued, fully paid and nonassessable.

(c) NAP General Partner is the sole general partner of NAP. NAP General Partner owns, beneficially and of record, the NAP General Partner Interest, all of the NAP General Partner Units and all of the NAP Incentive Distribution Rights free and clear of any Liens.

SECTION 4.5 SEC Documents; Internal Controls.

(a) Since January 1, 2016, all reports, including but not limited to the Annual Reports on Form 20-F, and the Reports on Form 6-K (whether filed on a voluntary basis or otherwise), forms, schedules, certifications, prospectuses, registration statements and other documents required to be filed or furnished by Parent or any Parent Subsidiary with or to the SEC have been or will be timely filed or furnished (the “Parent SEC Reports”). Each of the Parent SEC Reports (i) complied in all material respects with the requirements of applicable Law (including the Exchange Act, the Securities Act and the Sarbanes-Oxley Act), and (ii) as of its effective date (in the case of Parent SEC Reports that are registration statements filed pursuant to the Securities Act) and as of its filing date did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except for any statements in any Parent SEC Report that may have been modified by an amendment to such report or a subsequent report filed with the SEC prior to the Execution Date.

(b) Parent makes and keeps books, records, and accounts and has devised and maintains a system of internal controls, in each case, as required pursuant to Section 13(b)(2) under the Exchange Act. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the applicable listing standards of the NYSE. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure. Parent’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to Parent’s auditors and the audit committee of the Parent Board (x) all significant deficiencies in the designation or operation of internal controls which could adversely affect Parent’s ability to record, process, summarize and report financial data and have identified for Parent’s auditors any material weakness in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls.

(c) Since January 1, 2016, the principal executive officer and principal financial officer of Parent have made all certifications (without qualification or exceptions to the matters certified, except as to knowledge) required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and none of such entities or its officers have received notice from any Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. As of the Execution Date, and except as disclosed in a Parent SEC Report filed with the SEC prior to the Execution Date, none of such entities has any knowledge of any material weakness in the design or operation of such internal controls over financial reporting.

SECTION 4.6 Financial Statements; Undisclosed Liabilities.

(a) Parent’s Annual Report on Form 20-F filed with the SEC on April 5, 2018 (the “Parent 20-F”) sets forth a true and complete copy of the consolidated audited statements of operations, cash flows and changes in equity for each of years ended December 31, 2017, December 31, 2016 and December 31, 2015 and consolidated audited balance sheets as of December 31, 2017 and as of December 31, 2016 for Parent, including the notes thereto and Parent’s Report on Form 6-K (“Latest Parent Quarter 6-K”) filed with the SEC on August 23, 2018 sets forth a true and correct copy of the consolidated unaudited statements of operations, cash flows and changes in equity for the six month periods ended June 30, 2018 and June 30, 2017 and consolidated unaudited balance sheet as of June 30, 2018 for Parent, including the notes thereto (the referenced financial statements set forth in the Parent 20-F and the Latest Parent Quarter 6-K are collectively referred to as the “Parent Financial Statements”). The Parent Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto) and present fairly in all material respects the consolidated financial position of Parent as of dates indicated therein and the consolidated results of operations and cash flows of Parent for the periods indicated therein, except as otherwise noted therein. Except as set forth in the Parent Financial Statements, there are no off-balance sheet arrangements that would, individually or in the aggregate, have a Parent Material Adverse Effect. Parent has not had any disagreement with its independent public accounting firm that required disclosure in the NAP SEC Reports.

(b) There are no liabilities or obligations of Parent or the Parent Subsidiaries (whether known or unknown and whether accrued, absolute, contingent or otherwise) of a type that are required by GAAP to be reflected or reserved against in a consolidated balance sheet of Parent, other than (i) liabilities or obligations reflected or reserved against in the consolidated balance sheet as of June 30, 2018 included in the Parent Financial Statements, (ii) current liabilities incurred in the ordinary course of business since June 30, 2018, (iii) liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, and (iv) liabilities or obligations (whether known or unknown and whether accrued, absolute, contingent or otherwise) that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

SECTION 4.7 Litigation; Laws and Regulations. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect:

(a) There are no (i) Proceedings pending or, to the knowledge of Parent, against or affecting the Parent Group Entities, their assets, or any of the operations of the Parent Group Entities related thereto or (ii) Orders, against or affecting the Parent Group Entities, their assets, or any of the operations of the Parent Group Entities related thereto.

(b) None of the Parent Group Entities (i) is in violation of or in default under its Governing Documents or (ii) is in violation of any applicable Law, except in the case of each of clause (i) and (ii) for such violations or defaults that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(c) Without limiting the generality of Section 4.7(b), none of the Parent Group Entities or, to the knowledge of Parent, any consultant, agent or representative of any of the foregoing (in their respective capacities as such), (i) has violated the U.S. Foreign Corrupt Practices Act, and any other U.S. and foreign anti-corruption Laws that are applicable to any Parent Group Entity; (ii) has, to the knowledge of Parent, been given written notice by any Governmental Entity of any facts which, if true, would constitute a violation of the U.S. Foreign Corrupt Practices Act or any other U.S. or foreign anti-corruption Laws by any such person; and (iii) to the knowledge of Parent, is being (and has not been) investigated by any Governmental Entity except, in each case of the foregoing clauses (i) through (iii), as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 4.8 No Adverse Changes. (a) Since June 30, 2018, there has not been a Parent Material Adverse Effect; and (b) since June 30, 2018, (i) except for this Agreement and the transactions contemplated hereby, Parent and its consolidated Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (ii) neither Parent nor any of its Subsidiaries has taken any action described in Section 5.1(b) that, if taken after the date of this Agreement and prior to the Effective Time without the prior written consent of NAP, would violate such provisions.

SECTION 4.9 Taxes.

(a) Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect; (i) all Tax Returns required to be filed by or with respect to Parent or any of the Parent Subsidiaries or their assets have been filed on a timely basis (taking into account all extensions of due dates) and all such Tax Returns are true, complete and accurate; (ii) all Taxes owed by Parent or any of the Parent Subsidiaries, which are or have become due, have been timely paid in full; (iii) there are no Liens on any of the assets of Parent or any of the Parent Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Permitted Liens; (iv) there is no pending Proceeding for assessment or collection of Taxes and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to Parent or any of the Parent Subsidiaries or their assets; (v) Parent has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party; and (vi) no claim has ever been made in writing by a Governmental Entity of a jurisdiction where Parent has not filed Tax Returns that Parent is or may be subject to taxation by that jurisdiction.

(b) Neither Parent nor any of the Parent Subsidiaries is a party to or bound by or has any obligation under any Tax indemnification, separation, sharing or similar agreement or arrangement (other than such an agreement or arrangement entered into in the ordinary course of business which does not relate primarily to Taxes).

(c) Neither Parent nor any of the Parent Subsidiaries has entered into any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and U.S. Treasury Regulation Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

(d) Neither Parent nor any of the Parent Subsidiaries (i) has filed any extension of time within which to file any Tax Returns that have not been filed, except in the ordinary course of business nor (ii) will be required to include any item of income or gain in, nor be required to exclude any item of deduction of loss from, any period ending after the Closing Date as a result of any installment sale or open transaction made on or prior to the Closing Date or prepaid amount received prior to the Closing Date.

(e) Neither Parent nor any of the Parent Subsidiaries is a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(f) Neither Parent nor any of the Parent Subsidiaries is or has been a resident for Tax purposes of any jurisdiction other than its jurisdiction of organization.

(g) Parent is currently (and has been since its formation) properly classified as a corporation for U.S. federal income tax purposes.

(h) NAP General Partner is (and has been since its formation) properly disregarded as an entity separate from Parent for U.S. federal income tax purposes.

(i) Since January 1, 2015, Parent has not, directly or indirectly, acquired any NAP Common Units or NAP General Partner Units, other than NAP General Partner Units acquired for cash directly from NAP in 2016 and 2017 for approximately $200,000, none of the cash of which was distributed to, or used for the benefit of, any Holders of NAP Common Units or NAP General Partner Units.

(j) To the knowledge of Parent, neither Parent nor any of the Parent Subsidiaries has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Intended Tax Treatment.

SECTION 4.10 Licenses; Permits.

(a) The Parent Group Entities have all Permits that are necessary for the conduct of their respective businesses as now being conducted or have obtained valid waivers therefrom, except where the failure to obtain such Permit would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) All Permits are validly held by the Parent Group Entities and are in full force and effect, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(c) The Parent Group Entities have complied with all terms and conditions of the Permits, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect. No suspension or cancellation of any Permit is pending or, to the knowledge of Parent, threatened, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(d) The Permits will not be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except, in each case, as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(e) No Proceeding is pending or, to the knowledge of Parent, threatened with respect to any alleged failure by Parent Group Entities to have any material Permit necessary for the operation of any asset or the conduct of their businesses or to be in compliance therewith.

SECTION 4.11 Contracts.

(a) Except for this Agreement or as filed or publicly furnished with the SEC prior to the Execution Date, none of the Parent Group Entities is a party to or bound by, as of the Execution Date, any contract or other agreement (whether written or oral) of the type required to be filed as an Exhibit to an Annual Report on Form 20-F filed by Parent (each contract that is described in this Section 4.11(a) being an “Parent Material Contract”).

(b) Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, with respect to each of the Parent Group Entities: (i) each Parent Material Contract to which such entity is a party is legal, valid and binding on and enforceable against such entity, and in full force and effect; (ii) each Parent Material Contract to which such entity is a party will continue to be legal, valid and binding on and enforceable against such entity, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement; (iii) such entity that is a party to each Parent Material Contract is not in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by any such party, or permit termination, modification, or acceleration, under the Parent Material Contract; and (iv) to the knowledge of Parent, no other party to any Parent Material Contract is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by such other party, or permit termination, modification or acceleration under any Parent Material Contract other than in accordance with its terms nor has any other party repudiated any provision of the Parent Material Contract.

SECTION 4.12 Insurance. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (a) the businesses and assets of the Parent Group Entities are covered by, and insured under, insurance policies underwritten by reputable insurers that include coverages and related limits and deductibles that are customary in the crude oil tanking industry, (b) all such insurance policies are in full force and effect and all premiums due and payable on such policies have been paid, and (c) no notice of cancellation of, material premium increase of, or indication of an intention not to renew, any such insurance policy has been received by the Parent Parties other than in the ordinary course of business.

SECTION 4.13 Condition of Assets. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, the assets of the Parent Group Entities have been maintained and repaired in the same manner as would a prudent operator of such assets, and are adequate for the purposes for which they are currently used.

SECTION 4.14 Investment Company Act. Parent is not, nor immediately after the Closing will be, subject to regulation under the Investment Company Act of 1940, as amended.

SECTION 4.15 Brokerage Arrangements. Except for Parent’s obligations to S. Goldman Advisors LLC, the fees and expenses of which will be paid by Parent, none of the Parent Group Entities has entered (directly or indirectly) into any agreement with any Person that would obligate any of them to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement or the transactions contemplated hereby.

SECTION 4.16 Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of Parent specifically for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to information supplied by or on behalf of NAP for inclusion or incorporation by reference in the Registration Statement.

SECTION 4.17 Waivers and Disclaimers. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY PARENT IN THIS ARTICLE IV, PARENT HAS NOT MADE, DOES NOT MAKE, AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT REGARDING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF ITS ASSETS, (B) THE INCOME TO BE DERIVED FROM ITS ASSETS, (C) THE SUITABILITY OF ITS ASSETS FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED THEREON, (D) THE COMPLIANCE OF OR BY ITS ASSETS OR ITS OPERATION WITH ANY LAWS, OR (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ITS ASSETS.

ARTICLE V.

ADDITIONAL AGREEMENTS, COVENANTS, RIGHTS AND OBLIGATIONS

SECTION 5.1 Conduct of Parties.

(a) After the date of this Agreement and prior to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, except (i) as required by applicable Law, (ii) as otherwise expressly required by this Agreement or (iii) as consented to by Parent (in the case of NAP) or NAP (in the case of Parent) in writing (in each case, which written consent will not be unreasonably withheld, delayed or conditioned), each of NAP and Parent will, and each agrees that it will cause each of the NAP Group Entities (in the case of NAP) or each of the Parent Group Entities (in the case of Parent) to (A) conduct its business, in all material respects, in, the ordinary course of business consistent with past practice, (B) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationship with it and retain the services of its present officers and key employees, and (C) use commercially reasonable efforts to keep in full force and effect all material permits all material insurance policies maintained by such Party and its Subsidiaries, other than changes to such policies made in the ordinary course of business.

(b) Without limiting the generality of the foregoing, after the date of this Agreement and prior to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, except (A) as required by applicable Law, (B) as otherwise expressly required by this Agreement or (C) as consented to by Parent (in the case of NAP) or NAP (in the case of Parent) in writing (in each case, which written consent will not be unreasonably withheld, delayed or conditioned), each of NAP and Parent will not, and each agrees that it will cause each of the NAP Group Entities (in the case of NAP) or each of the Parent Group Entities (in the case of Parent) not to:

(i) make any material change to the nature of its business and operations;

(ii) make any change to its Governing Documents as in effect on the Execution Date in any manner that would reasonably be expected to (A) prohibit or materially impede or delay the Merger or the consummation of the other transactions contemplated by this Agreement, (B) adversely affect in a material way the rights of holders of its securities or the securities of any other party hereto, or (C) adversely affect in a material way the rights of holders of the Parent Series E Preferred Stock;

(iii) recommend, propose, announce, adopt or vote to adopt a plan or agreement of complete or partial dissolution or liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization or business combination transaction or agreement, in each case, that would reasonably be expected to (A) prevent or materially impede or delay the ability of the parties to satisfy any of the conditions to, or the consummation of, the transactions set forth in this Agreement, or (B) adversely affect in a material way the rights of holders of the securities of any party hereto;

(iv) declare, authorize, set aside or pay any dividend or distribution payable in cash or property in respect of the NAP Common Units (in the case of NAP) or in respect of the Parent Common Stock (in the case of Parent), other than, subject to Section 5.9, regular quarterly cash dividends or distributions in the ordinary course, consistent with past practice (including with declaration dates, record dates, payment dates and amounts consistent with past practice), in respect of (x) the NAP Common Units, which shall be no greater than $0.12.5 per NAP Common Unit, in the case of NAP and (y) the Parent Common Stock, which shall be no greater than $0.02 per share of Parent Common Stock, in the case of Parent;

(v) waive, release, assign, settle or compromise any claims, demands, lawsuits or Proceedings seeking damages or an injunction or other equitable relief where such waivers, releases, assignments, settlements or compromises would, in the aggregate, have a Parent Material Adverse Effect, in the case of Parent, or an NAP Material Adverse Effect, in the case of NAP;

(vi) issue, deliver or sell equity securities, or Rights to acquire equity securities, (x) of NAP, in the case of NAP or (y) of Parent, in the case of Parent, other than Parent Common Stock or options to acquire Parent Common Stock having a fair market value (as reasonably determined by the Parent Board) in excess of $50 million in the aggregate (it being understood, for the avoidance of doubt, that Parent shall be prohibited from issuing, delivering or selling any preferred stock or other equity securities ranking senior in respect of liquidation to Parent Common Stock);

(vii) make any changes in financial accounting methods, principles or practices (or change an annual financial accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(viii) incur any indebtedness or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of any NAP Group Entity (in the case of NAP) or any Parent Group Entity (in the case of Parent), in each case, other than the incurrence of any Permitted Indebtedness (including, without limitation, through the issuance or sale of any debt securities or options, warrants, calls or other rights to acquire any debt securities); or

(ix) agree, authorize or commit to do any of the foregoing.

Notwithstanding the foregoing, the parties hereby agree that, subject to receiving the requisite approval of the holders of Parent Common Stock, Parent may implement the Parent Reverse Stock Split, including by amending Parent’s Governing Documents in order to reflect the Parent Reverse Stock Split, and no such implementation shall be deemed a violation or breach of this Section 5.1, or of any other provision of this Agreement.

(c) From the Execution Date until the Closing Date, each of Parent and NAP shall, and shall cause the NAP Group Entities (in the case of NAP) or Parent Group Entities (in the case of Parent) to, promptly notify the other party in writing of (i) any event, condition or circumstance that could reasonably be expected to result in any of the conditions set forth in Article VI not being satisfied at the Effective Time, and (ii) any material breach by the notifying party of any covenant, obligation, or agreement contained in this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.1(c) shall not limit or otherwise affect the remedies available hereunder to the notified party.

SECTION 5.2 Certain Filings; No Solicitation; Recommendation of Merger; Commitment to Vote.

(a) As promptly as practicable following the Execution Date (i) Parent and NAP shall jointly prepare the Registration Statement, which shall include a prospectus with respect to the shares of Parent Issued Stock in the Parent Stock Issuance and to be issued and an information statement to be provided to the Holders of NAP Common Units (the “NAP Information Statement”), (ii) Parent shall file the Registration Statement with the SEC, (iii) Parent shall use its reasonable efforts to cause the shares of Parent Common Stock and, subject to Section 5.12, the shares of Parent Series E Preferred Stock to be issued in the Merger to be approved for listing on the NYSE (subject, if applicable, to notice of issuance) prior to the Effective Time, and (iv) the parties hereto shall make all required filings under applicable state securities and “blue sky” Laws; provided, however, that no such filings shall be required in any jurisdiction where, as a result thereof, Parent would become subject to general service of process or to taxation or qualification to do business as a foreign corporation doing business in such jurisdiction solely as a result of such filing. No filing of, or amendment or supplement to, the Registration Statement or the NAP Information Statement will be made by Parent without providing NAP a reasonable opportunity to review and comment thereon. Each of Parent and NAP agrees to use its reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing thereof and keep the Registration Statement effective until the earlier of the consummation of the transactions contemplated by this Agreement and the termination of this Agreement in accordance with its terms and the NAP General Partner shall promptly thereafter mail the NAP Information Statement to the Holders of NAP Common Units. Each of Parent and NAP agrees to furnish to the other party all information concerning the Parent Group Entities or the NAP Group Entities, as applicable, and to take such other action as may be reasonably requested in connection with the foregoing.

(b) Each of Parent and NAP agrees, as to itself and its Subsidiaries, that (i) none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) and (ii) none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the NAP Information Statement and any amendment or supplement thereto will, at the date the NAP Information Statement is mailed to the Holders of NAP Common Units, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent and NAP further agrees that, if it shall become aware prior to the Closing Date of any information that would cause any of the statements in the Registration Statement or the NAP Information Statement to be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, it will promptly inform the other party thereof and take the necessary steps to correct such information in an amendment or supplement to the Registration Statement or the NAP Information Statement.

(c) Each of NAP and Parent shall (i) promptly notify the other of receipt of any comments from the SEC or its staff or any other applicable government official and of any requests by the SEC or its staff or any other applicable government official for amendments or supplements to any of the filings with the SEC in connection with the Merger and other transactions contemplated hereby or for additional information and (ii) promptly supply the other with copies of all correspondence between NAP or any of its representatives, or Parent or any of its representatives, as the case may be, on the one hand, and the SEC or its staff or any other applicable government official, on the other hand, with respect thereto. Parent and NAP shall use their respective commercially reasonable efforts to respond to any comments of the SEC or its staff with respect to the Registration Statement as promptly as practicable.

(d) The parties shall distribute to the Holders of NAP Common Units the NAP Information Statement as promptly as practicable after the Registration Statement is declared effective under the Securities Act.

(e) [Reserved].

(f) [Reserved].

(g) Prior to the earlier to occur of the termination of this Agreement or the Effective Time, (i) within two Business Days after the Registration Statement becomes effective under the Securities Act (but, for the avoidance of doubt, not until such Registration Statement becomes effective), Parent shall deliver, and shall cause each Parent Group Entity that is a Holder of NAP Common Units to deliver (in its capacity as such), a written consent in accordance with Section 13.11 and Section 14.3 of the NAP Partnership Agreement (and which shall constitute the NAP Written Consent) with respect to all of the NAP Common Units held by Parent and each Parent Group Entity approving this Agreement, the Merger and the other transactions contemplated hereby and (ii) at every meeting of the Holders of NAP Common Units called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the Holders of NAP Common Units, Parent shall, and shall cause each other Parent Group Entity that is a Holder of Common Units (in their respective capacities as such) to, appear at such meeting or otherwise cause the NAP Common Units to be held by them to be present thereat for purposes of establishing a quorum and vote such NAP Common Units, or cause such NAP Common Units to be voted, (A) in favor of the adoption of this Agreement and the Merger and the other transactions contemplated hereby (collectively, the “Proposed Transaction”), to the extent that the consideration and approval of any transaction included in the Proposed Transaction is presented at such meeting of the Holders of NAP Common Units or is otherwise presented for approval by written consent, and (B) against any other matter presented at such meeting or otherwise presented for approval by written consent that would reasonably be expected to (1) result in the breach of any covenant, representation or warranty of NAP under this Agreement, (2) result in, or contribute to, any of the conditions to the consummation of the Merger under this Agreement not being fulfilled, or (3) impede, frustrate, interfere with, delay, postpone or adversely affect the Proposed Transaction.

SECTION 5.3 Commercially Reasonable Efforts; Further Assurances. From and after the Execution Date, upon the terms and subject to the conditions hereof, each of the parties hereto shall use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable and (ii) defend any lawsuits or other Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement or seek to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, including the Merger. Without limiting the foregoing but subject to the other terms of this Agreement, the parties hereto agree that, from time to time, whether before, at or after the Closing Date, each of them will execute and deliver, or cause to be executed and delivered, such instruments of assignment, transfer, conveyance, endorsement, direction or authorization as may be necessary to consummate and make effective the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing in this Agreement will require any party hereto to hold separate or make any divestiture not expressly contemplated herein of any asset or otherwise agree to any restriction on its operations or other condition in order to obtain any consent or approval or other clearance required by this Agreement.

SECTION 5.4 Public Announcement. On the Execution Date, Parent and NAP shall issue a joint press release with respect to the execution of this Agreement and the Merger, which press release shall be reasonably satisfactory to Parent, NAP and the NAP Conflicts Committee. From and after the Execution Date, neither NAP nor Parent shall issue any other press release or make any other public announcement concerning this Agreement or the transactions contemplated by this Agreement (to the extent not previously issued or made in accordance with this Agreement) (other than public announcements at industry road shows and conferences or as may be required by applicable Law or by obligations pursuant to any listing agreement with the NYSE, in which event the party making the public announcement or press release shall, to the extent practicable, notify Parent and NAP in advance of such public announcement or press release) without the prior approval of the other, which approval shall not be unreasonably withheld, delayed or conditioned.

SECTION 5.5 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, including legal fees, accounting fees, financial advisory fees and other professional and non-professional fees and expenses, shall be paid by the party hereto incurring such expenses, (i) except as otherwise set forth in Section 7.6 and (ii) except that Parent and NAP shall each pay for one-half of (a) any filing fees with respect to the Registration Statement and (b) the costs of printing and mailing of the NAP Information Statement.

SECTION 5.6 Regulatory Issues. NAP and Parent shall cooperate fully with respect to any filing, submission or communication with a Governmental Entity having jurisdiction over the Merger. Such cooperation shall include each of the parties hereto: (i) providing, in the case of oral communications with a Governmental Entity, advance notice of any such communication and, to the extent permitted by applicable Law, an opportunity for the other party to participate; (ii) providing, in the case of written communications, an opportunity for the other party to comment on any such communication and provide the other with a final copy of all such communications; and (iii) complying promptly with any request for information from a Governmental Entity (including an additional request for information and documentary material), unless directed not to do so by the other party hereto. All cooperation shall be conducted in such a manner so as to preserve all applicable privileges.

SECTION 5.7 Tax Opinion. Parent and NAP shall cooperate with each other in obtaining, and shall use their respective reasonable efforts to obtain, a tax opinion from Fried, Frank, Harris, Shriver & Jacobson LLP (“Parent Tax Counsel”) to NAP, dated as of the Closing Date, in form and substance reasonably satisfactory to NAP (and any similar opinion to be attached as an exhibit to the Form S-4), substantially to the effect that for U.S. federal income tax purposes the Merger should be treated as a “reorganization” within the meaning of Section 368(a) of the Code and for Parent to be treated as a corporation under Section 367(a) of the Code with respect to each transfer of property thereto in connection with the Merger (other than a transfer by a shareholder that is a U.S. person and that holds 5% or more of Parent (within the meaning of Treasury Regulation Section 1.367(a)-3(b)(1)(i)) immediately following the Merger that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulation Section 1.367(a)-8(c)) (the “Merger Tax Opinion”). Each of Parent and NAP shall use its reasonable efforts to deliver to Parent Tax Counsel for purposes of the Merger Tax Opinion a “Tax Representation Letter,” dated as of the Closing Date (and, if requested, dated as of the date the Form S-4 shall have been declared effective by the SEC), signed by an officer of Parent or NAP, as applicable, and containing representations of Parent or NAP, as applicable, in each case, as shall be reasonably necessary or appropriate to enable Parent Tax Counsel to render the Merger Tax Opinion. Parent and NAP shall cooperate with each other and shall use their reasonable efforts to obtain the Intended Tax Treatment.

SECTION 5.8 D&O Insurance.

(a) For a period of six years after the Effective Time, to the fullest extent permitted under applicable Law, the Surviving Entity shall, and Parent shall cause the Surviving Entity to, (i) indemnify and hold harmless against any reasonable costs or expenses (including reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Proceeding arising from acts or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), including any Proceeding relating to a claim for indemnification or advancement brought by an NAP D&O Indemnified Party), judgments, fines, losses, claims, damages or liabilities, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with any actual or threatened Proceeding arising from acts or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), and, upon receipt by the Surviving Entity of an undertaking by or on behalf of the NAP D&O Indemnified Party to repay such amount if it shall be determined in a final and non-appealable judgment entered by a court of competent jurisdiction that the NAP D&O Indemnified Party is not entitled to be indemnified, provide advancement of expenses with respect to each of the foregoing to, all NAP D&O Indemnified Parties and (ii) honor all rights to indemnification, advancement of expenses, elimination of liability and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) now existing in favor of the NAP D&O Indemnified Parties as provided in the Governing Documents of any NAP Group Entity, under applicable the Law of the Republic of the Marshall Islands or otherwise, and shall ensure that the Governing Documents of NAP (or their successor entities) shall, for a period of six years following the Effective Time, contain provisions substantially no less advantageous with respect to indemnification, advancement of expenses, elimination of liability and exculpation of their present and former directors and officers, than are set forth in the Governing Documents of NAP as of the Execution Date. Any right of an NAP D&O Indemnified Party pursuant to this Section 5.8(a) shall not be amended, repealed, terminated or otherwise modified at any time in a manner that would adversely affect the rights of such NAP D&O Indemnified Party as provided herein, and shall be enforceable by such NAP D&O Indemnified Party and their respective heirs and representatives against Parent, the Surviving Entity and their respective successors and assigns.

(b) For a period of six years after the Effective Time, the Surviving Entity shall, Parent shall cause the Surviving Entity to, maintain officers’ and directors’ liability insurance with a nationally reputable carrier covering each NAP D&O Indemnified Party who is or at any time prior to the Effective Time was covered by the existing officers’ and directors’ liability insurance applicable to the NAP Group Entities (“D&O Insurance”), on terms substantially no less advantageous to the NAP D&O Indemnified Parties, as applicable, than such existing insurance with respect to acts or omissions, or alleged acts or omissions, at or prior to the Effective Time (whether claims, actions or other Proceedings relating thereto are commenced, asserted or claimed before or after the Effective Time); provided, however, that the Surviving Entity shall not be required to pay an annual premium for the D&O Insurance for the NAP D&O Indemnified Parties in excess of 300% of the current annual premium currently paid by the NAP Group Entities for such insurance, but shall purchase as much of such coverage as possible for such applicable amount. Parent shall have the right to cause such coverage to be extended under the applicable D&O Insurance by obtaining a six-year “tail” policy on terms and conditions no less advantageous to the NAP D&O Indemnified Parties than the existing D&O Insurance, and such “tail” policy shall satisfy the provisions of this Section 5.8.

(c) The provisions of this Section 5.8 shall survive the consummation of the Merger and the other transactions contemplated by this Agreement for a period of six years and expressly are intended to benefit each of the NAP D&O Indemnified Parties; provided, however, that in the event that any claim or claims for indemnification or advancement set forth in this Section 5.8 are asserted or made within such six-year period, all rights to indemnification and advancement in respect of any such claim or claims shall continue until disposition of all such claims. The rights of any NAP D&O Indemnified Party under this Section 5.8 shall be in addition to any other rights such NAP D&O Indemnified Party may have under the Governing Documents of any NAP Group Entity or applicable Law.

(d) In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, Parent shall cause proper provision to be made so that its successors and assigns, as the case may be, shall assume the obligations set forth in this Section 5.8.

SECTION 5.9 Dividends and Distributions. After the date of this Agreement until the Effective Time, each of Parent and NAP shall coordinate with the other regarding the declaration of any dividends or distributions in respect of Parent Common Stock and NAP Common Units, as applicable, and the record dates and payment dates relating thereto, it being the intention of the parties that Holders of NAP Common Units shall not receive, for any quarter, distributions both in respect of NAP Common Units and also dividends in respect of Parent Common Stock that they receive in exchange therefor in the Merger, but that they shall receive for any such quarter, either (a) only distributions in respect of NAP Common Units or (b) only dividends in respect of Parent Issued Stock that they receive in exchange therefor in the Merger. Prior to the Effective Time, but subject to the foregoing, the NAP Board shall determine and declare quarterly distributions in the ordinary course, including with timing consistent with past practice; provided, however, that the amount of the distribution for the third quarter of 2018 shall not be less than the distribution declared by NAP with respect to the quarter ended June 30, 2018 without the prior written consent of the NAP Conflicts Committee, and any subsequent distribution shall be as declared by the NAP Board.

SECTION 5.10 Litigation. NAP shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against NAP, the members of the NAP Board and/or the NAP General Partner, in each case, relating to the Merger, this Agreement or any of the transactions contemplated by this Agreement, provided that NAP shall not be required to provide information if doing so would be reasonably expected to threaten the loss of any attorney-client privilege or other applicable legal privilege or protective doctrine; provided, further, that NAP shall not settle any such litigation without the written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).

SECTION 5.11 Conflicts Committee. Prior to the Effective Time, none of the NAP Group Entities shall, without the consent of the NAP Conflicts Committee, eliminate the NAP Conflicts Committee, or revoke or diminish the authority of the NAP Conflicts Committee, or remove or cause the removal of any director of the NAP Board that is a member of the NAP Conflicts Committee either as a member of such board or such committee without the affirmative vote of the members of the NAP Board, including the affirmative vote of each of the other members of the NAP Conflicts Committee. For the avoidance of doubt, this Section 5.11 shall not apply to the filling in accordance with the provisions of the applicable Governing Documents of any vacancies caused by the death, incapacity or resignation of any director.

SECTION 5.12 Listing of Parent Series E Preferred Stock. Parent shall use its reasonable efforts to cause the shares of Parent Series E Preferred Stock to be issued in the Merger to be approved for listing on the NYSE (subject, if applicable, to notice of issuance); provided that Parent shall have no obligation to pursue or effect any such listing (x) unless Holders representing more than fifty percent (50%) of the NAP Public Units issued and outstanding shall have properly Elected, and not revoked such Election (or shall be deemed to have been Elected pursuant to the final sentence of Section 2.3(c)) to receive Preferred Stock Election Consideration, as calculated as of 5:00 PM New York City time on the last Business Day prior to the Closing Date, or (y) if the NYSE shall not permit such listing.

ARTICLE VI.

CONDITIONS TO CLOSING

SECTION 6.1 Conditions to Each Party’s Obligations. The obligation of the parties hereto to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived (to the extent legally permissible) in writing, in whole or in part, as to a party by such other parties:

(a) NAP Information Statement. The NAP Information Statement shall have been mailed to all Holders of NAP Common Units following the effectiveness of the Registration Statement and at least 20 days prior to the Closing.

(b) NAP Written Consent. The NAP Written Consent shall have been obtained in accordance with applicable Law and the NAP Partnership Agreement and filed with the minutes of proceedings of NAP, and such NAP Written Consent shall not have been amended, modified, withdrawn, terminated or revoked.

(c) Registration Statement. The Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d) NYSE Listing. The Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE subject to official notice of issuance.

(e) No Governmental Restraint. No order, decree or injunction of any Governmental Entity shall be in effect, and no Laws shall have been enacted or adopted, that enjoin, prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement, and no action, proceeding or investigation by any Governmental Entity with respect to the Merger or the other transactions contemplated by this Agreement shall be pending that seeks to restrain, enjoin, prohibit or delay consummation of the Merger or such other transactions or to impose any material restrictions or requirements thereon or on the Parent Parties or NAP with respect thereto.

SECTION 6.2 Conditions to the Parent Parties’ Obligations. The obligation of the Parent Parties to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the Parent Parties (in their sole discretion):

(a) Representations and Warranties; Performance. (i) The representations and warranties of NAP set forth in (x) Section 3.1(a), Section 3.2, and Section 3.4(a) shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and (y) Article III (other than Section 3.1(a), Section 3.2, Section 3.4(a) and Section 3.8) shall be true and correct (without regard to any materiality, “NAP Material Adverse Effect” and similar qualifiers therein) as of the Closing, as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in an NAP Material Adverse Effect, (ii) the representation and warranty set forth in Section 3.8 shall be true and correct as of the Closing Date as if made on the date thereof, and (iii) NAP shall have performed or complied with all agreements and covenants required to be performed by it hereunder prior to the Closing Date that have materiality, “NAP Material Adverse Effect” or similar qualifiers, and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it hereunder prior to the Closing Date that are not so qualified.

(b) Parent shall have received a certificate, dated as of the Closing Date, of an executive officer of NAP General Partner certifying to the matters set forth in Section 6.2(a).

SECTION 6.3 Conditions to NAP’s Obligations. The obligation of NAP to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by NAP (in its sole discretion):

(a) Representations and Warranties; Performance. (i) The representations and warranties of the Parent Parties set forth in (x) Section 4.1(a), Section 4.2 (other than the third sentence thereof), and Section 4.4(a) shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), (y) the third sentence of Section 4.2 shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date and (z) Article IV (other than Section 4.1(a), Section 4.2, Section 4.4(a) and Section 4.8) shall be true and correct (without regard to any materiality, “Parent Material Adverse Effect” and similar qualifiers therein) as of the Closing, as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a Parent Material Adverse Effect, (ii) the representation and warranty set forth in Section 4.8 shall be true and correct as of the Closing Date as if made on the date thereof, and (iii) each of the Parent Parties shall have performed or complied with all agreements and covenants required to be performed by it hereunder prior to the Closing Date that have materiality, “Parent Material Adverse Effect” or similar qualifiers, and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it hereunder prior to the Closing Date that are not so qualified.

(b) NAP General Partner shall have received a certificate, dated as of the Closing Date, of an executive officer of Parent certifying to the matters set forth in Section 6.3(a).

SECTION 6.4 Frustration of Conditions. None of parties to this Agreement may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to act in good faith or such party’s failure to observe in any material respect any of its obligations under this Agreement.

ARTICLE VII.

TERMINATION

SECTION 7.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by the mutual written agreement of the parties hereto duly authorized by Parent Board, on behalf of Parent, and by the NAP Conflicts Committee, on behalf of NAP.

SECTION 7.2 Termination by NAP or Parent. At any time prior to the Effective Time, this Agreement may be terminated by NAP or Parent if:

(a) the Effective Time shall not have occurred on or before April 8, 2019 (the “Outside Date”); provided that the right to terminate this Agreement pursuant to this Section 7.2(a) shall not be available to Parent if the Parent Parties fail to perform or observe in any material respect or to NAP if it fails to perform or observe in any material respect any of their respective obligations under this Agreement in any manner that shall have been the principal cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or

(b) a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the enactment of any statute, rule, regulation, decree or executive order) permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action (including the enactment of any statute, rule, regulation, decree or executive order) shall have become final and non-appealable; provided, however, that the Person seeking to terminate this Agreement pursuant to this Section 7.2(b) shall have complied with Section 5.2, Section 5.3 and Section 5.6.

SECTION 7.3 Termination by NAP. This Agreement may be terminated by NAP (which termination may be effected by the NAP Conflicts Committee without the consent, authorization or approval of the NAP Board) at any time prior to the Effective Time if the Parent Parties shall have breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Parent Parties set forth in this Agreement shall fail to be true), which breach or failure (a) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.3(a) (with or without the passage of time) and (b) is incapable of being cured, or is not cured, by the Parent Parties prior to the Outside Date; provided that the right to terminate this Agreement pursuant to this Section 7.3 shall not be available to NAP if, at such time, the condition set forth in Section 6.2(a) cannot be satisfied (with or without the passage of time).

SECTION 7.4 Termination by Parent. This Agreement may be terminated by Parent at any time prior to the Effective Time if NAP shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of NAP set forth in this Agreement shall fail to be true), which breach or failure (i) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.2(a) (with or without the passage of time) and (ii) is incapable of being cured, or is not cured, by NAP prior to the Outside Date; provided that the right to terminate this Agreement pursuant to this Section 7.4 shall not be available to Parent if, at such time, the condition set forth in Section 6.3(a) cannot be satisfied (with or without the passage of time).

SECTION 7.5 Effect of Certain Terminations. In the event of termination of this Agreement pursuant to Article VII, written notice thereof shall be given to the other party or parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement, except for the provisions of Section 5.4, Section 5.5, Article VII and Article VIII, shall forthwith become null and void and there shall be no liability on the part of any party to this Agreement and all rights and obligations of the parties hereto under this Agreement shall terminate, except for the provisions of Section 5.4, Section 5.5, Article VII and Article VIII shall survive such termination; except that nothing herein shall relieve any party hereto from any liability for any intentional or willful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement and all rights and remedies of a non-breaching party under this Agreement in the case of such intentional or willful and material breach, at law or in equity, shall be preserved.

SECTION 7.6 Expenses.

(a) If this Agreement is validly terminated by NAP pursuant to Section 7.3, then Parent shall pay to NAP (or its designated Affiliate) by wire transfer of immediately available funds to an account designated by NAP an amount equal to the NAP Expenses, and such payment shall be made within five (5) Business Days after such termination.

(b) If this Agreement is validly terminated by Parent pursuant to Section 7.4, then NAP shall pay to the Parent (or its designated Affiliate) by wire transfer of immediately available funds to an account designated by Parent an amount equal to the Parent Expenses, and such payment shall be made within five (5) Business Days after such termination.

(c) Each party acknowledges that the agreements contained in this Section 7.6 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub, on the one hand, and NAP and the NAP General Partner, on the other hand, would not enter into this Agreement. The parties acknowledge that payment of the Parent Expenses or the NAP Expenses, as applicable, if, as and when required pursuant to this Section 7.6, shall constitute the sole and exclusive remedy with respect thereto, except as expressly set forth in Section 7.5.

SECTION 7.7 Survival. None of the representations, warranties, agreements, covenants or obligations in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Merger, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time.

SECTION 7.8 Enforcement of this Agreement. The parties hereto acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any party and any such breach would cause the non-breaching parties irreparable harm. Accordingly, the parties hereto agree that prior to the termination of this Agreement, in the event of any breach or threatened breach of this Agreement by one of the parties, the parties will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, provided such party is not in material default hereunder. Subject to Section 7.6(c), such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the parties.

SECTION 7.9 No Waiver Relating to Claims for Fraud/Willful Misconduct. The liability of any party under this Article VII shall be in addition to, and not exclusive of, any other liability that such party may have at law or in equity based on such party’s (a) fraudulent acts or omissions or (b) willful misconduct. None of the provisions set forth in this Agreement shall be deemed to be a waiver by or release of any party of any right or remedy that such party may have at law or equity based on any other party’s fraudulent acts or omissions or willful misconduct nor shall any such provisions limit, or be deemed to limit, (i) the amounts of recovery sought or awarded in any such claim for fraud or willful misconduct, (ii) the time period during which a claim for fraud or willful misconduct may be brought, or (iii) the recourse that any such party may seek against another party with respect to a claim for fraud or willful misconduct.

ARTICLE VIII.

MISCELLANEOUS

SECTION 8.1 Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any party to another party (each, a “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by U.S. registered or certified mail, postage prepaid and return receipt requested, or by facsimile or e-mail, as follows; provided that copies to be delivered below shall not be required for effective notice and shall not constitute notice:

If to NAP, addressed to:

85 Akti Miaouli Street

Piraeus, Greece 185 38

Attention: Peter Kallifidas

Facsimile: +30 210 417 2070

E-mail:     pkallifidas@navios.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention: Ryan J. Maierson

                  Nick S. Dhesi

E-mail:   ryan.maierson@lw.com

               nick.dhesi@lw.com

If to any of the Parent Parties, addressed to:

85 Akti Miaouli Street

Piraeus, Greece 185 38

Attention: Vasiliki Papaefthymiou

Facsimile: +30 210 417 2070

E-mail:     vpapaefthymiou@navios.com

with a copy to (which shall not constitute notice):

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention: Philip Richter

E-mail:     philip.richter@friedfrank.com

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by facsimile or e-mail shall be effective upon written confirmation of receipt by facsimile, e-mail or otherwise. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

SECTION 8.2 Governing Law; Jurisdiction; Waiver of Jury Trial. To the maximum extent permitted by applicable Law, this Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement shall be governed and construed in accordance the Laws of the Marshall Islands, without regard to principles of conflicts of law. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in a court of competent jurisdiction of the Marshall Islands, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER IN CONTRACT OR TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 8.3 Entire Agreement; Amendments, Consents and Waivers. This Agreement and the exhibits and schedules hereto and thereto constitute the entire agreement between and among the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between or among the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. Except as expressly set forth in this Agreement (including the representations and warranties set forth in Articles III and IV), (a) the parties acknowledge and agree that neither the NAP Group Entities nor any other Person has made, and the Parent Group Entities are not relying upon, any covenant, representation or warranty, expressed or implied, as to the NAP Group Entities or as to the accuracy or completeness of any information regarding any NAP Group Entity furnished or made available to any Parent Group Entity, (b) the parties hereto acknowledge and agree that, except as set forth in this Agreement, neither the Parent Group Entities nor any other Person has made, and the NAP Group Entities are not relying upon, any covenant, representation or warranty, expressed or implied, as to the Parent Group

Entities or as to the accuracy or completeness of any information regarding any Parent Group Entity furnished or made available to any NAP Group Entity, and (c) NAP and the Parent Parties shall not have or be subject to any liability to any Parent Group Entity or any other Person or any NAP Group Entity or any other Person, as applicable, or any other remedy in connection herewith, based upon the distribution to any Parent Group Entity or any NAP Group Entity of, or any Parent Group Entity’s or any NAP Group Entity’s use of or reliance on, any such information or any information, documents or material made available to the Parent Group Entities or NAP Group Entities, as applicable, in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby. Subject to compliance with applicable Law, prior to the Closing, any provision of this Agreement may be (a) consented to or waived in writing by the party benefited by the provision or (b) amended or modified at any time by an agreement in writing by the parties hereto; provided, however, that, in addition to any other approvals required by NAP’s constituent documents or under this Agreement, the foregoing consents, waivers, amendments or modifications in clauses (a) and (b), and any decision or determination by NAP under this Agreement (including, for the avoidance of doubt, any decision or determination by NAP to (x) terminate this Agreement pursuant to Section 7.2 or 7.3 or (y) enforce this Agreement (including pursuant to Section 7.8)), must be approved by, in the case of consents, waivers, amendments or modifications, or such decisions or determinations, by the NAP Conflicts Committee. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the parties hereto. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided. Notwithstanding anything in this Agreement to the contrary, following receipt of the NAP Written Consent, there shall be no amendment or change to the provisions of this Agreement which by applicable Laws or stock exchange rule would require further approval by the Holders of NAP Public Units, as applicable, without such approval.

SECTION 8.4 Binding Effect; No Third-Party Beneficiaries; and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder, except (i) as provided in Section 5.8 and (ii) for the right of the Holders of NAP Common Units to receive the Merger Consideration. No party hereto may assign, transfer, dispose of or otherwise alienate this Agreement or any of its rights, interests or obligations under this Agreement (whether by operation of law or otherwise). Any attempted assignment, transfer, disposition or alienation in violation of this Agreement shall be null, void and ineffective.

SECTION 8.5 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable Law, or public policy, all other conditions or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement are not affected in any matter materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the fullest extent possible.

SECTION 8.6 Counterparts. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers or agents hereunto duly authorized, all as of the date first written above.

NAVIOS MARITIME ACQUISITION CORPORATION

/s/ Vasiliki Papaefthymiou
Name: Vasiliki Papaefthymiou
Title: Secretary

NMA SUB LLC

By:	NAVIOS MARITIME ACQUISITION CORPORATION, its Sole Member

/s/ Vasiliki Papaefthymiou
Name: Vasiliki Papaefthymiou
Title: Authorized Signatory

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

/s/ Erifili Tsironi
Name: Erifili Tsironi
Title: Chief Financial Officer

NAVIOS MARITIME MIDSTREAM PARTNERS GP LLC

By:	NAVIOS MARITIME ACQUISITION CORPORATION, its Sole Member

/s/ Vasiliki Papaefthymiou
Name: Vasiliki Papaefthymiou
Title: Authorized Signatory

[Signature Page to the Merger Agreement]